Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

GSR III ACQUISITION CORP.,

TERRA INNOVATUM S.R.L.,

AND

SUCH OTHER PARTIES THAT MAY BECOME PARTIES HERETO

dated as of April 21, 2025

i

TABLE OF CONTENTS CONTINUED

ii

TABLE OF CONTENTS CONTINUED

Exhibits

Exhibit A	Registration Rights Agreement
Exhibit B	Sponsor Support Agreement
Exhibit C	Joinder Agreement

Terra Disclosure Letter

GSR III Disclosure Letter

iii

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”), dated as of April 21, 2025 (the “Execution Date”), is made and entered into by and among GSR III Acquisition Corp., a Cayman Islands exempted company (“GSR III”), Terra Innovatum s.r.l., an Italian limited liability company (Italian Società a responsabilità limitata) (“Terra OpCo”), and such other parties that will sign joinders to this Agreement in accordance with the Terra Pre-Closing Restructuring Plan (as defined below).

RECITALS

WHEREAS, GSR III is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, Terra OpCo will cause to be formed an Italian limited liability company (Italian Società a responsabilità limitata) with the same quotaholders in the same ownership percentages as Terra OpCo (“New TopCo”, together with PubCo, Terra OpCo, Terra MergerCo and their respective Subsidiaries, the “Terra Entities”);

WHEREAS, following the formation of New TopCo, Terra OpCo will effectuate a restructuring whereby the Terra OpCo Quotaholders (as defined below) contribute 100% of their respective quotas in the capital of Terra OpCo to New TopCo (the “Contribution”), resulting in an increase in the capital of New TopCo, subject to the provisions of the Italian Civil Code, to the terms and conditions set forth in this Agreement and that certain Contribution Agreement, by and among New TopCo, Terra OpCo and each of Terra OpCo’s shareholders (the “Contribution Agreement”), in form and substance reasonably acceptable to the parties hereto (the effective time of such Contribution as set forth in the Contribution Agreement, the “Contribution Effective Time”);

WHEREAS, as a result of the Contribution, Terra OpCo will become a wholly owned subsidiary of New TopCo;

WHEREAS, after the Contribution Effective Time, but prior to the effective time of the Merger and any Transaction Financing, New Topco will be cross-border converted from an Italian limited liability company (Italian Società a responsabilità limitata) into a Dutch public limited liability company (naamloze vennootschap) (“Conversion”), for the purpose of participating in the Transactions and becoming the holding company for Terra gerCo (as defined below) (the Contribution and the Conversion collectively, the “Terra Pre-Closing Restructuring,” and such reorganization plan, the “Terra Pre-Closing Restructuring Plan”);

WHEREAS, PubCo will establish a Cayman Island entity (“Terra MergerCo”) as a direct wholly owned subsidiary of PubCo for the purpose of consummating the transactions contemplated by this Agreement (inclusive of the Merger) and the Ancillary Agreements, as applicable;

WHEREAS, following the Terra Pre-Closing Restructuring and subject to the terms and conditions set forth in this Agreement and the laws of the Cayman Islands, pursuant to the Plan of Merger and section 233 of the Companies Act, (i) Terra MergerCo will merge with and into GSR III, with GSR III as the surviving company in the merger (the “Merger”); and, after giving effect to the Merger and the related share exchange, GSR III will be a wholly owned Subsidiary of PubCo and each issued and outstanding GSR III Ordinary Share will be exchanged as of the Merger Effective Time (as defined below) into one PubCo Ordinary Share;

WHEREAS, in connection with the Merger, the parties desire for PubCo to register the issuance of PubCo Ordinary Shares to holders of the Surviving Company with the SEC and to become a publicly traded company listed on Nasdaq and in connection therewith, each of GSR III and the Terra Entities shall use their respective reasonable best efforts to satisfy Nasdaq quantitative listing requirements for PubCo;

WHEREAS, pursuant to the GSR III Governing Documents, GSR III is required to provide an opportunity for its shareholders to have their outstanding GSR III Class A Ordinary Shares redeemed prior to the Merger and on the terms and subject to the conditions set forth therein in connection with obtaining the GSR III Shareholder Approval;

WHEREAS, (a) subject to the terms and conditions of the GSR III Rights Agreement, each whole GSR III Right is convertible into one GSR III Class A Ordinary Share as of immediately prior to the Merger Effective Time, (b) the Pre-Closing GSR III Holders that hold GSR III Class A Ordinary Shares that do not redeem their GSR III Class A Ordinary Shares for cash pursuant to the GSR III Share Redemptions will receive PubCo Ordinary Shares in respect of such GSR III Class A Ordinary Shares, and (c) the Pre-Closing GSR III Holders that hold GSR III Class B Ordinary Shares will receive PubCo Ordinary Shares in respect of such GSR III Class B Ordinary Shares, in the case of each of clauses (a) and (b), in connection with the Merger and pursuant to the terms and subject to the conditions set forth herein;

WHEREAS, for U.S. federal income tax purposes (and, to the extent applicable, for U.S. state and local tax purposes), it is intended that (a) the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing) (i) be undertaken as part of a prearranged, integrated plan and (ii) qualify as exchanges described in Section 351 of the Internal Revenue Code of 1986, as amended (the “Code”) and the applicable Treasury Regulations and (b) the Terra Pre-Closing Restructuring and the Merger should not result in gain being recognized because of the application of Section 367(a)(1) of the Code (other than for any shareholder that would be a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Terra Pre-Closing Restructuring and the Merger that does not enter into a five-year gain recognition agreement (“GRA”) in the form provided in Treasury Regulation Section 1.367(a)-8(c)), (the “Intended U.S. Tax Treatment”);

WHEREAS, concurrently with the execution and delivery of this Agreement, GSR III Acquisition Sponsor LLC, a Delaware limited liability company (“Sponsor”), GSR III and Terra OpCo have entered into the Sponsor Support Agreement, pursuant to which such shareholders have agreed to vote in favor of this Agreement and the Transactions (as defined below),including the Conversion, on the terms and subject to the conditions set forth in the Sponsor Support Agreement a copy of which is attached as Exhibit B (the “Sponsor Support Agreement”); and

WHEREAS, each of the governing bodies of the Terra Entities and the governing bodies of GSR III have unanimously (a) determined that it is advisable for and in the best interests of such party and its respective equityholder(s) entitled to vote thereon, to enter into this Agreement (including the Merger, if applicable) and the Transactions, (b) as applicable, recommended that the shareholders of GSR III approve and adopt this Agreement and approve the Transactions, and directed that this Agreement and the Transactions be submitted for consideration by the shareholders of GSR III at the GSR III Shareholders’ Meeting, and (c) approved the execution and delivery of this Agreement and the documents contemplated by this Agreement and the Transactions to which the Terra Entities and or GSR III is or will be a party, and the transactions contemplated hereby and thereby (including the Conversion and the Merger).

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound, the parties agree as follows:

Article I
CERTAIN DEFINITIONS

Section 1.1 Definitions.

(a) As used in this Agreement, the following terms have the following meanings:

“Acquisition Proposal” means, as to any Person, other than the Transactions and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, charge, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding or investigation, by or before any Governmental Authority.

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

“Alternative Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the Transactions), relating to a Business Combination.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977 and all other applicable anti-corruption and bribery Laws.

“Antitrust Laws” means the United States Sherman Antitrust Act of 1890, the United States Clayton Act of 1914, the HSR Act, the United States Federal Trade Commission Act of 1914, and all other domestic and foreign Laws, including foreign merger control and other competition Laws, issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

“Business Combination” has the meaning set forth in the GSR III Governing Documents as in effect on the Execution Date.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or in the Cayman Islands are authorized or required by Law to close.

“CFR” means the Code of Federal Regulations.

“Change of Control” means the occurrence, in a single transaction or as the result of a series of related transactions, of one or more of the following events: (a) a merger, consolidation, reorganization or similar business combination transaction involving PubCo in which the holders of all of the outstanding equity securities in PubCo immediately prior to the consummation of such transaction do not directly or indirectly (including through Affiliates) own beneficially or of record immediately upon the consummation of such transaction outstanding equity securities that represent a majority of the combined outstanding voting securities of the surviving entity in such transaction or of a parent of the surviving entity in such transaction; (b) a transaction (or series of related transactions) in which a majority of PubCo’s voting securities are transferred to any Person, or any two or more Persons acting as a group, and all Affiliates of such Person or Persons (each, a “Group”); or (c) the consummation of the sale of all or substantially all of the assets of PubCo and its Subsidiaries (including Terra OpCo), taken as a whole, to any Group, other than such a sale to a Group in which the equityholders of PubCo, directly or indirectly (including through Affiliates), beneficially or of record, own a majority of the combined voting securities.

“Closing” means, upon the terms and subject to the conditions set forth in this Agreement, the closing of the transactions contemplated by Section 2.2(h).

“Closing Date” means date on which the Closing shall occur.

“Common Conversion Ratio” means 475,000 (i.e., the Per Quota Common Conversion Amount divided by $10.00).

“Companies Act” means the Companies Act of the Cayman Islands, as amended and or restated from time to time.

“Contracts” means any contracts, agreements, subcontracts, leases, commitments and undertakings, whether written or oral.

“Data Room” means the virtual data room titled “SOLO” hosted by DataSite at: https://ws.onehub.com/.

“Deferred Underwriting Commissions” means approximately $9,200,000 of deferred underwriting commissions being held in the Trust Account.

“Designated Jurisdiction” means any country or territory to the extent that such country or territory is the subject of any Sanction.

“Disclosure Letter” means, as applicable, the Terra Disclosure Letter or the GSR III Disclosure Letter.

“Dollars” or “$” means lawful money of the United States.

“Environmental Laws” means any and all Laws relating to the protection of the environment or natural resources, pollution or worker health or safety, including as it relates to Hazardous Materials exposure.

“Event” has the meaning specified in the definition of Terra Material Adverse Effect.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” means Continental Stock Transfer & Trust Company or any other bank or trust company selected by GSR III and reasonably acceptable to Terra OpCo.

“FSAR” means Final Safety Analysis Report as defined in 10 CFR 50.

“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal agreements and instruments by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association as amended and or restated from time to time.

“Governmental Authority” means any federal, national, state, provincial, territorial or municipal government, or any political subdivision of such government, and any agency, commission, department, board, bureau, official, minister, arbitral body (public or private), tribunal or court, whether national, state, provincial, local, foreign or multinational, exercising executive, legislative, judicial, regulatory or administrative functions of a nation, state, province or municipal government, or any political subdivision of such authority, including any authority having governmental or quasi-governmental powers, domestic or foreign.

“Governmental Order” means any order, judgment, injunction, decision, decree, writ, stipulation, determination, directive or award, in each case, entered or issued by or with any Governmental Authority.

“GSR III Available Cash” means, in respect of GSR III, an amount equal to the (a) cash available in the Trust Account, minus (b) any amounts required to satisfy the GSR III Share Redemption Amount, plus (c) any available proceeds from any Transaction Financing, minus (d) any unpaid GSR III Transaction Expenses payable in cash as of the Closing, minus (e) the amount of outstanding Terra Transaction Expenses payable in cash in accordance with the Closing Spreadsheet; provided, that, for purposes of calculating the GSR III Available Cash, the Terra Transaction Expenses shall not exceed $4,000,000.

“GSR III Class A Ordinary Shares” means Class A ordinary shares of GSR III, par value $0.0001 per share.

“GSR III Class B Ordinary Shares” means Class B ordinary shares of GSR III, par value $0.0001 per share.

“GSR III Governing Documents” means the amended and restated memorandum and articles of association of GSR III, effective as of the date hereof;

“GSR III Material Adverse Effect” means any Event that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of GSR III, taken as a whole or (ii) the ability of GSR III to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “GSR III Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in economic, political, business or financial market conditions generally, (c) the taking of any action expressly required to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) the consummation and effects of any GSR III Share Redemptions, (g) any Events generally applicable to the industries or markets in which GSR III operates, (h) any action taken by, or at the request of, or with the express consent of the Terra Entities; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects GSR III relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a GSR III Material Adverse Effect. Notwithstanding the foregoing, with respect to GSR III, the amount of the GSR III Share Redemptions or the failure to obtain the GSR III Shareholder Approval shall not be deemed to be a GSR III Material Adverse Effect.

“GSR III Ordinary Shares” means GSR III Class A Ordinary Share and GSR III Class B Shares.

“GSR III Private Placement Rights” means the rights of GSR III, with each whole right entitling the holder to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination, which were issued and sold to holders as fractional rights included in GSR III Private Placement Units in a private placement that closed simultaneously with GSR III’s initial public offering.

“GSR III Private Placement Units” means the units comprised of one GSR III Class A Ordinary Share and one-seventh of one whole right to receive one GSR III Class A Ordinary Share in connection with the consummation of the Business Combination issued and sold in a private placement simultaneously with GSR III’s initial public offering.

“GSR III Public Rights” means the rights of GSR III, with each whole right entitling the holder to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination, which were issued and sold to holders as fractional rights included in GSR III Units in GSR III’s initial public offering.

“GSR III Public Units” means the units comprised of one GSR III Class A Ordinary Share and one-seventh of one whole right to receive one GSR III Class A Ordinary Share upon the consummation of the Business Combination issued and sold to holders in GSR III’s initial public offering.

“GSR III Rights” means GSR III Public Rights and GSR III Private Placement Rights.

“GSR III Rights Agent” means Continental Stock Transfer & Trust Company, a New York corporation.

“GSR III Rights Agreement” means the Rights Agreement, dated as November 7, 2024, by and between GSR III and the GSR III Rights Agent, in respect of the GSR III Rights.

“GSR III Share Redemption Amount” means the aggregate amount payable from the Trust Account with respect to all GSR III Share Redemptions.

“GSR III Share Redemptions” means the election of an eligible (as determined in accordance with the GSR III Governing Documents) holder of shares of GSR III Class A Ordinary Shares to have GSR III repurchase the shares of GSR III Class A Ordinary Share held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account and not previously released to GSR III to pay taxes) (as determined in accordance with the GSR III Governing Documents) in connection with the Transaction Proposals.

“GSR III Shareholder Approval” means the approval, at the GSR III Shareholders’ Meeting where a quorum is present, (a) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), (b) in the case of the Merger Proposal, by a special resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least two-thirds majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof) and (c) the adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by GSR III and the Terra Entities as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

“GSR III Shareholders” means the shareholders of GSR III prior to the Merger Effective Time.

“GSR III Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by GSR III or any of its Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) any and all filing fees payable by GSR III or any of its Subsidiaries to the Governmental Authorities in connection with the Transactions, and (c) Deferred Underwriting Commissions.

“GSR III Units” means GSR III Public Units and GSR III Private Placement Units.

“Hazardous Materials” means any material, substance, chemical, contaminant, pollutant or waste for which liability or standards of conduct may be imposed, or that is listed, classified or regulated pursuant to Environmental Laws, including petroleum or petroleum products, asbestos or asbestos-containing materials, mold, lead, radioactive materials, polychlorinated biphenyls, or per- or polyfluoroalkyl substances.

“Indebtedness” means, with respect to any Person, (a) all indebtedness for borrowed money, including accrued interest, (b) capitalized lease obligations under GAAP, (c) letters of credit, bank guarantees, bankers’ acceptances and other similar instruments, (d) obligations evidenced by bonds, debentures, notes and similar instruments, (e) interest rate protection agreements and currency obligation swaps, hedges or similar arrangements, (f) all obligations to pay the deferred and unpaid purchase price of property, goods, services and equipment which have been delivered, including “earn outs” and “seller notes”, and (g) all breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the Transactions in respect of any of the items in the foregoing clauses (a) through (g), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally, by such Person.

“Intellectual Property” means: (a) patents, patent applications and continuations, continuations-in-part, extensions, divisions, reissues, reexaminations of such intellectual property, and patent disclosures, industrial designs, and other intellectual property rights in inventions (whether or not patentable or reduced to practice); (b) trademarks, service marks, trade dress, trade names, logos, internet domain names, social media handles, and other indicia of source or origin, together with the goodwill associated with any of the foregoing; (c) intellectual property rights in works of authorship, data and databases, as well as copyrights and mask works; (d) intellectual property rights in or to Software and other technology (including source code and object code); (e) trade secrets and other intellectual property rights in Proprietary Information; (f) registrations, issuances, and applications for any of the foregoing; and (g) all other intellectual property rights in any jurisdiction throughout the world.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means the Internal Revenue Service.

“IT Systems” means computers, Software, hardware, servers, workstations, routers, hubs, switches, data communications lines, firmware, networks and all other information technology equipment owned, leased or licensed by the Terra Entities and used in their business.

“Italian Civil Code” means the Italian civil code, as approved by the Royal Decree, dated March 16, 1942, no. 262, as subsequently amended and supplemented.

“Key Employees” means Alessandro Petruzzi, Marco Cherubini, Cesare Frepoli, Massimo Morichi, Giordano Morichi and Guillaume Moyen.

“Law” means any statute, law, common law, ordinance, rule, regulation, code or Governmental Order, in each case, of any Governmental Authority.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied by any of the Terra Entities.

“Lien” means all liens, judgments, charges, easements, servitudes, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, licenses, leases, subleases, restrictions, title retention devices (including the interest of a seller or lessor under any conditional sale agreement or capital lease, or any financing lease having substantially the same economic effect as any of the foregoing), collateral assignments, claims or other encumbrances of any kind whether consensual, statutory or otherwise, and whether filed, recorded or perfected under applicable Law (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the receipt of any income derived from any asset, any restriction on the use of any asset and any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset, but in any event excluding restrictions under applicable securities Laws).

“made available” means that documents were posted in the Data Room at or prior to 5:00 p.m., New York time, on the date that is one day prior to the Execution Date and were not removed from the Data Room on or prior to the Execution Date.

“NEI” means Nuclear Energy Institute.

“NEI Guidance” means the NEI 18-06, Rev. 0., “Guidelines for Development of a Regulatory Engagement Plan.”

“NRC” means the U.S. Nuclear Regulatory Commission.

“OFAC” means the U.S. Office of Foreign Assets Control.

“Open Source Software” means any Software that is distributed as “free software,” “open source software,” “shareware”, including under the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”), GNU Affero General Public License, Mozilla Public License (“MPL”), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (“SCSL”), the Sun Industry Standards License (“SISL”), and the Apache License, or any other license for Software that meets the “Open Source Definition” promulgated by the Open Source Initiative.

“Owned Intellectual Property” means all Intellectual Property owned by the Terra Entities.

“Per Quota Common Conversion Amount” means USD $4,750,000 (i.e. $475,000,000 divided by 100 quotas).

“Permitted Liens” means (a) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (i) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (b) Liens for Taxes (i) not yet due and payable or which are being contested in good faith through appropriate proceedings and (ii) for which adequate accruals or reserves have been established in accordance with GAAP, (c) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection of such real property, restrictions and other similar charges or encumbrances that do not materially interfere with the present use of the Leased Real Property, (d) with respect to any Leased Real Property (i) the interests and rights of the respective lessors with respect to any Leased Real Property, including any statutory landlord liens and any Lien thereon, (ii) any Lien permitted under the Real Property Lease, and (iii) any Liens encumbering the real property of which the Leased Real Property is a part, (e) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of the Leased Real Property, (f) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business, (g) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (h) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security and (i) all other Liens that would not, individually or in the aggregate, reasonably be expected to result in a Terra Material Adverse Effect.

“Person” means any individual, firm, corporation, partnership, limited liability company, exempted company, incorporated or unincorporated association, joint venture, joint stock company, bank, trust company, trust or other entity, whether or not a legal entity, Governmental Authority or any department, agency or political subdivision of such Governmental Authority.

“Personal Data” means any information which identifies or could reasonably be used to identify, whether alone or in combination with other information, a natural Person, or other information that constitutes “personal information” or “personal data” under applicable Privacy Laws.

“Pre-Closing GSR III Holders” means the holders of GSR III Ordinary Shares at any time prior to the Merger Effective Time, as applicable and as the context requires.

“Preferred/Ordinary Conversion Ratio” means for each PubCo Preferred Share, 10,000 PubCo Ordinary Shares (i.e., the amount obtained by dividing the par value of the PubCo Preferred Shares (EUR 100.00) by the par value of the PubCo Ordinary Shares (EUR 0.01)).

“Preferred Conversion Ratio” means 80 (i.e. 8,000 PubCo Preferred Shares divided by 100 quotas).

“Privacy Agreements” means all Personal Data and privacy related policies (e.g., privacy and data security policies, acceptable use policies, terms of service, etc., including all Privacy Policies) and other Contracts to which any Terra Entity is a party whereby such Terra Entity makes commitments to a third party regarding the processing of Personal Data.

“Privacy Laws” means all Laws concerning or otherwise applicable to data security, data privacy and cyber security, including Federal Trade Commission Act; the Controlling the Assault of Non-Solicited Pornography and Marketing Act of 2003; the Children’s Online Privacy Protection Act; the California Consumer Privacy Act of 2018; the Computer Fraud and Abuse Act; the Electronic Communications Privacy Act; the Family Educational Rights and Privacy Act; and all other similar international, federal, state, provincial, and local Laws, and in each case, the rules implemented under such Laws.

“Privacy Policy” means an externally facing policy of any Terra Entity in connection with the collection of information provided by or on behalf of individuals that is labelled as a “Privacy Policy,” is reached on a web site by a link that includes the label “Privacy” or that is a written policy or disclosure that describes how Personal Data will be held, used, processed or disclosed.

“Pro Rata Portion” means, with respect to each Terra OpCo Quotaholder, the percentage sets forth opposite such Terra OpCo Quotaholder’s name in Section 1.1(a) of the Terra Disclosure Letter and the Closing Spreadsheet.

“Proceeding” means any lawsuit, litigation, action, audit, examination, opposition, claim, complaint, charge, proceeding, inquiry, suit or arbitration (in each case, whether civil, criminal or administrative and whether public or private) pending by or before or otherwise involving any Governmental Authority.

“Proprietary Information” means all trade secrets and all other confidential or proprietary information, including confidential or proprietary know-how, inventions, methodologies, processes, techniques, research and development information, specifications, algorithms, financial, technical, marketing and business data, sales, pricing and cost information, customer information and supplier lists.

“PSAR” means Preliminary Safety Analysis Report as referenced in 10 CFR 50.

“PubCo” means, from and after the consummation of Conversion, New TopCo, N.V. (or any other name without objections), a Dutch public limited liability company (naamloze vennootschap), as organized under the laws of The Netherlands and treated as a tax resident of Italy for tax purposes.

“PubCo Preferred Shares” means convertible preferred shares in the capital of PubCo, par value EUR 100.00 per share, having the terms set forth in PubCo’s Governing Documents, including the terms set forth in Section 2.5.

“PubCo Ordinary Shares” means ordinary shares in the capital of PubCo, par value EUR 0.01 per share.

“Registration Rights Agreement” means that certain Registration Rights Agreement substantially in the form attached as Exhibit A.

“Related Party” means any of the current or former directors, officers, employees, managers, members, or equityholders (both indirect and direct) (or any child or spouse of any such Person) of any Terra Entity.

“Related Party Transaction” means all agreements or contracts between any Terra Entity and/or any of its Subsidiaries, on the one hand, and any Related Party, on the other hand, or any payment between or among such parties other than (a) loans and other extensions of credit to officers and employees of the Terra Entities for travel, business or relocation expenses or other employment-related purposes made in the ordinary course of business, (b) the Terra Benefit Plans and (c) commercial transactions entered into in the ordinary course of business on arms’ length terms for the use of services provided by the Terra Entities.

“Sanctions” means any sanction administered or enforced by the United States government (including OFAC), the Government of Canada, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Shareholder Agreement” means the agreement, in form and substance reasonably acceptable to GSR III, entered into, prior to or concurrent with Closing, by and among the shareholders of PubCo and PubCo relating to the shareholders’ rights and obligations pursuant to their shareholdings in PubCo.

“Software” means computer programs and software, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, emulation and simulation reports, test vectors and software development tools and databases, together with all documentation related thereto.

“SOLO” means the SOLO micro-modular nuclear reactor.

“SOLO Test Reactor” means the First-Of-A-Kind (FOAK) demonstrative prototype of the SOLO reactor, developed and operated by Terra OpCo, which is designed, constructed, and operated solely for testing, research, training, and development purposes. The SOLO Non Power Reactor shall be classified as a “Testing Facility” and licensed as a non-power production or utilization facility under a Class 104(c) license pursuant to 10 CFR 50.21(c) of the U.S. Nuclear Regulatory Commission regulations.

“Subsidiary” means, with respect to a Person, a corporation, general or limited partnership, limited liability company, joint venture, partnership or other entity of which a majority of the economic interests or the voting interests is owned, directly or indirectly, by such Person.

“Tax Return” means any return, form, election, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any amendments or supplements of any of the foregoing.

“Taxes” means all federal, state, provincial, local, foreign or other taxes imposed by any Governmental Authority (or other imposts, assessments, fees, levies, customs, import duties or charges, in each case, in the nature of a tax), including all income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition to such Taxes.

“Terra Entity Interests” means all of the outstanding equity interests of the Terra Entities.

“Terra Material Adverse Effect” means any event, series of events, condition, state of facts, development, change, circumstance, occurrence or effect (collectively, “Events”) that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on (i) the business, results of operations or financial condition of the Terra Entities, taken as a whole or (ii) the ability of the Terra Entities to consummate the Transactions; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Terra Material Adverse Effect”: (a) any change in applicable Laws or GAAP or any interpretation of such Laws or GAAP following the Execution Date, (b) any change in interest rates or economic, political, business or financial market conditions generally (c) the taking of any action expressly required by or permitted to be taken under this Agreement, (d) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic, acts of nature or change in climate, or any declaration of a national emergency by any Governmental Authority, (e) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, or social conditions, (f) any failure in and of itself of the Terra Entities or any of their respective Subsidiaries to meet any projections or forecasts, provided that the exception in this clause (f) shall not prevent or otherwise affect a determination that any change, effect or development underlying such change has resulted in or contributed to a Terra Material Adverse Effect, (g) any Events generally applicable to the industries or markets in which the Terra Entities or any of their respective Subsidiaries operate, (h) any action taken by, or at the request of, or with the express consent of GSR III; provided, that in the case of each of clauses (a), (b), (d), (e) and (g), any such Event to the extent it disproportionately affects the Terra Entities or any of their respective Subsidiaries relative to other participants in the industries in which such Persons operate shall not be excluded from the determination of whether there has been, or would reasonably be expected to be, a Terra Material Adverse Effect.

“Terra OpCo Quotaholders” means quotaholders of Terra OpCo as immediately prior to the Contribution.

“Terra Transaction Expenses” means any reasonable and documented out-of-pocket fees and expenses paid or payable by the Terra Entities or any of their respective Subsidiaries or any of their respective Affiliates (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the Transactions, including (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers, (b) change-in-control payments, transaction bonuses, retention payments, severance or similar compensatory payments pursuant to any written arrangements entered into prior to the Closing, payable by the Terra Entities or any of their Subsidiaries to any current or former employee, independent contractor, officer, director or other individual service provider of the Terra Entities or any of their Subsidiaries as a result of the Transactions (whether alone or together with any other event), but excluding, for the avoidance of doubt, any such payments that arise from employment-related actions taken by GSR III, the Terra Entities or any of their respective Subsidiaries or Affiliates following the Closing and (c) any and all filing fees payable by the Terra Entities or any of their Subsidiaries or any of their Affiliates to Governmental Authorities in connection with the Transactions.

“Trading Days” means, with respect to the PubCo Ordinary Share, days on which trades in respect of the PubCo Ordinary Share may be made on Nasdaq or any similar system of automated dissemination of quotations of securities prices.

“Transactions” means, collectively, the Merger, any Transaction Financing, the GSR III Share Redemption, the Terra Pre-Closing Restructuring, and each of the other transactions contemplated by this Agreement and the Ancillary Agreements.

“VWAP” means, for any security as of any date(s), the dollar volume-weighted average price for such security on the principal securities exchange or securities market on which such security is then traded during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg through its “HP” function (set to weighted average) or, if the foregoing does not apply, the dollar volume-weighted average price of such security in the over-the-counter market on the electronic bulletin board for such security during the period beginning at 9:30:01 a.m., New York time, and ending at 4:00:00 p.m., New York time, as reported by Bloomberg, or, if no dollar volume-weighted average price is reported for such security by Bloomberg for such hours, the average of the highest closing bid price and the lowest closing ask price of any of the market makers for such security as reported by OTC Markets Group Inc. If the VWAP cannot be calculated for such security on such date(s) on any of the foregoing bases, the VWAP of such security on such date(s) shall be the fair market value per share on such date(s) as reasonably determined by a nationally recognized independent investment banking firm mutually agreed between GSR III and Terra OpCo.

(b) Other capitalized terms used in this Agreement and not defined in Section 1.1(a) shall have the meanings assigned to such terms in the following Sections:

Defined Term

Section

Section 1.2 Construction.

(a) Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” means “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b) Unless the context of this Agreement otherwise requires, references to statutes or other Laws shall include all regulations and references promulgated under such statutes or other Laws and references to statutes, regulations or other Laws shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation, and references to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms of such agreement, document or instrument, and if applicable of this Agreement.

(c) Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d) All accounting terms used and not expressly defined in this Agreement shall have the meanings given to them under GAAP.

(e) Except as the context of this Agreement otherwise requires, references to “Nasdaq” in this Agreement shall refer to The Nasdaq Stock Market or such other nationally recognized securities exchange mutually agreed by the parties.

Section 1.3 Knowledge. As used in this Agreement, (a) the phrase “to the knowledge” of the Terra Entities means the knowledge of the individuals identified on Section 1.3(a) of the Terra Disclosure Letter and (b) the phrase “to the knowledge” of GSR III means the knowledge of the individuals identified on Section 1.3(b) of the GSR III Disclosure Letter of this Agreement, in each case of clauses (a) and (b), as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

Article II
TRANSACTIONS; CLOSING

Section 2.1 Pre-Merger Actions.

(a) New TopCo Tax Classification. The Terra Entities (i) shall cause New Topco to timely file U.S. Internal Revenue Service Form 8832 electing as of the date of its formation to be classified for U.S. federal income tax purposes as (A) an entity disregarded as separate from its owner if New TopCo has one owner on the date of its formation or (B) a partnership if New TopCo has more than one owner on the date of its formation and (ii) shall not take any action (or fail to take any action) that causes New TopCo to be classified as other than a partnership for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3(f)(2) from the date of the Contribution until the date of the Conversion.

(b) Contribution. Prior to the Conversion, in accordance with the provisions of Italian Civil Code and the Governing Documents of Terra OpCo and New TopCo, each quota of Terra OpCo held by a Terra OpCo Quotaholder shall be contributed in kind to New TopCo, fully and exclusively owned by the quotaholder and free and clear of any encumbrances, and in connection with the Contribution, the capital of New TopCo shall be increased pursuant to Article 2481-bis of the Italian Civil Code and in accordance with the Contribution Agreement. In connection with such increase of the capital of New TopCo, the Terra OpCo Quotaholders shall engage an independent expert to prepare and issue a report as required pursuant to Article 2481-bis of the Italian Civil Code that will include, among other things, a description of the contributed assets, the valuation criteria used, and a certification that their value is at least equal to the amount assigned for determining the increase share capital.

(c) Conversion. Following the Contribution, New TopCo will be cross-border converted from an Italian limited liability company (Italian Società a responsabilità limitata) into a Dutch public limited liability company (naamloze vennootschap) in conformity with the Mobility Directive (EU) 2019/2121, which has been implemented in the Italian and Dutch legislation. The Conversion will become effective the day following (i) the execution of a notarial deed of conversion and amendment of the articles of association, before a civil law notary in the Netherlands, which notarial deed can be executed once all legal Italian and Dutch requirements are met, including but not limited to the filing of a cross-border conversion proposal and the expiration of a three-month opposition period (subject to the existence of New TopCo creditors), and (ii) the issuance by the Italian Notary of a pre-conversion certificate. In connection with and by virtue of the Conversion, each quota of New TopCo held by a quotaholder of New TopCo (a “New TopCo Quotaholder”) will be converted into PubCo Ordinary Shares at the Common Conversion Ratio and PubCo Preferred Shares at the Preferred Conversion Ratio and each such New TopCo Quotaholder will be recorded as the registered holder of such shares so converted and will be the legal and beneficial owner thereof.

(d) No Fractional Shares. No New TopCo Quotaholder shall be entitled to receive any fraction of a PubCo Ordinary Share or a PubCo Preferred Share in connection with the Conversion and the number of PubCo Ordinary Shares and/or PubCo Preferred Shares entitled to be received by such New TopCo Quotaholder shall be rounded down to the nearest whole number.

(e) GSR III Units. Immediately prior to the Merger Effective Time, each GSR III Unit that is outstanding immediately prior to the Merger Effective Time shall automatically separate into their component parts.

(f) GSR III Rights. Immediately prior to the Merger Effective Time, each GSR III Right that is outstanding immediately prior to the Merger Effective Time shall automatically convert into one GSR III Class A Ordinary Share, subject to the terms and conditions of the GSR III Rights Agreement.

Section 2.2 Merger.

(a) Following the consummation of the Conversion, on the terms and subject to the conditions set forth in this Agreement and in accordance with the Companies Act, Terra MergerCo shall merge with and into GSR III at the Merger Effective Time (as defined below). Following the Merger Effective Time, the separate existence of Terra MergerCo shall cease and GSR III shall continue as the surviving entity of the Merger (the “Surviving Company”) and shall succeed to and assume all the rights and obligations of Terra MergerCo in accordance with the Companies Act.

(b) On the Closing Date, GSR III and Terra MergerCo shall cause a plan of merger (the “Plan of Merger”), in a form reasonably satisfactory to the Terra Entities and GSR III (with such modifications, amendments or supplements thereto as may be required to comply with the Companies Act), along with all other documentation and declarations required under the Companies Act in connection with such merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies (the “Cayman Registrar”), in accordance with the relevant provisions of the Companies Act (together, the “Merger Documents”). The Merger shall become effective on the date and time at which the Merger Documents have been duly filed with the Cayman Registrar or on a subsequent date and time as is agreed by GSR III and Terra OpCo and specified in the Merger Documents in accordance with the Companies Act (the time the Merger becomes effective being referred to herein as the “Merger Effective Time”).

(c) The Merger shall have the effects as provided in this Agreement, in the Merger Documents and in the applicable provisions of the Companies Act. Without limiting the generality of the foregoing, and subject thereto, at the Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of each of GSR III and Terra MergerCo shall vest in the Surviving Company and all debts, liabilities and duties of each of GSR III, and Terra MergerCo shall become the debts, liabilities, obligations and duties of the Surviving Company.

(d) At the Merger Effective Time, the Governing Documents of GSR III as amended pursuant to the Merger Documents shall be the Governing Documents of the Surviving Company, in each case, until thereafter changed or amended as provided therein or by applicable Law.

(e) At the Merger Effective Time, the directors and officers of Terra MergerCo immediately prior to the Merger Effective Time shall be the initial directors and officers of the Surviving Company, each to hold office in accordance with the Governing Documents of Surviving Company until such director’s or officer’s successor is duly elected or appointed and qualified, or until the earlier of their death, resignation or removal.

(f) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or any other Person, each share in the capital of Terra MergerCo issued and outstanding immediately prior to the Merger Effective Time shall be automatically cancelled and extinguished and converted into one ordinary share in the share capital of the Surviving Company.

(g) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person, each GSR III Ordinary Share (other than such shares cancelled pursuant to Section 2.2(h)) issued and outstanding as of immediately prior to the Merger Effective Time shall remain outstanding as one ordinary share of the Surviving Company that is held in the accounts of the Exchange Agent, solely for the benefit of the Pre-Closing GSR III Holders, for further contribution immediately following the Merger Effective Time as provided in Section 2.2(h) (the “Merger Consideration”). From and after the Merger Effective Time, the holder(s) of certificates, if any, evidencing ownership of the GSR III Ordinary Shares or GSR III Ordinary Shares held in book-entry form issued and outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or under applicable Law.

(h) Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the Dutch Civil Code (Burgerlijk Wetboek), the Exchange Agent, acting solely for the account and benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled in accordance with pursuant to Section 2.2(i)), shall contribute, for the account and benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled pursuant to Section 2.2(i)), each of the issued and outstanding ordinary shares of the Surviving Company held in the accounts of the Exchange Agent solely for the benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled pursuant to Section 2.2(i)) to PubCo, as a contribution in kind (Inbreng op aandelen anders dan in geld). In consideration of this contribution in kind, immediately following the Merger Effective Time, PubCo shall issue (uitgeven) to the Exchange Agent acting as an exchange agent for and on behalf of Cede & Co, a central securities clearing depository existing under the Laws of New York, having its address at 55 Water Street, New York, NY 10041, United States of America, as nominee for The Depository Trust Company, a central securities clearing depository existing under the Laws of the State of New York, United States of America, having its address at 55 Water Street, New York, NY 10041, United States of America (“DTC”) and for the account and benefit of the Pre-Closing GSR III Holders (other than the holders of GSR III Ordinary Shares to be cancelled pursuant to Section 2.2(i)) one PubCo Ordinary Share not subject to calls by PubCo or its creditors for any further payment on such PubCo Ordinary Share in respect of each ordinary share of the Surviving Company so contributed.

(i) At the Merger Effective Time, by virtue of the Merger and without any action on the part of any party or any other Person, each GSR III Ordinary Share held immediately prior to the Merger Effective Time by GSR III as treasury shares shall be cancelled and extinguished, and no consideration shall be paid with respect thereto.

Section 2.3 Organizational Documents of Terra Entities and PubCo.

(a) Following the consummation of the Contribution and prior to the Conversion and the Merger Effective Time, the Terra OpCo Quotaholders shall cause Terra OpCo and New TopCo to take such actions and make such filings as are necessary under the Italian Civil Code to amend and restate the Governing Documents of Terra OpCo such that, to the extent permitted by Italian Law, the Governing Documents of Terra OpCo are in the form agreed to by the parties and provide that (i) the Terra OpCo Board has the right to decide only daily operational matters, and (ii) the consent of New TopCo, in its capacity as the sole shareholder of Terra OpCo, is required for significant corporate actions by Terra OpCo. The Terra OpCo organizational documents shall remain in effect and shall otherwise not be amended, restated, modified or waived, in whole or in part, in any material respect, through the Merger Effective Time and thereafter shall be the organizational documents of Terra OpCo until amended as provided by applicable Law.

(b) The Governing Documents of PubCo, which are intended to govern its affairs post-Merger, including the terms of the PubCo Preferred Shares, shall be in form and substance that are reasonably acceptable to GSR III and Terra OpCo and shall include the terms set forth in Section 2.5 and such other terms agreed to by GSR III and the Terra OpCo Quotaholders subject to applicable Law. The Governing Documents of PubCo shall include, among other things, a Shareholder Agreement that will include, among other things, to the extent permitted by applicable Law, a waiver of their voting rights with respect to their PubCo Preferred Shares; on matters where the voting of the PubCo Preferred Shares are not waivable or where attendance with respect to the PubCo Preferred Shares is required for quorum purposes, the granting of an irrevocable proxy in favor of the Chief Executive Officer of PubCo for meeting attendance purposes and to vote the PubCo Preferred Shares in the same proportion as the votes of the PubCo Ordinary Shares with respect to such matters; and certain transfer restrictions.

Section 2.4 Directors and Officers. The initial directors of PubCo , following the Merger Effective Time, shall be the individuals selected by Terra OpCo or GSR III, as the case may be, in accordance with Section 7.9(a), and the initial officers of PubCo shall be as set forth on Section 7.9(b) of the Terra Disclosure Letter, each such director and officer to hold office in accordance with PubCo’s Governing Documents.

Section 2.5 Terms of PubCo Preferred Shares. The terms of the PubCo Preferred Shares as set forth in PubCo’s Governing Documents shall have the following terms and such other terms as mutually agreed by GSR III and Terra OpCo subject to applicable Law:

(a) Conversion to PubCo Ordinary Shares.

(i) Mandatory Conversion. The PubCo Preferred Shares shall be mandatorily converted into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio, as follows:

(A) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the five-year period following the Closing (the “First Conversion Period”), (A) the VWAP of the PubCo Ordinary Share for any five Trading Days within any 20 Trading Days period (“PubCo Trading Price”) is greater than $12.00, or (B) submittal and docketing of at least 10 of the planned Pre-Application Topical Reports following the NEI Guidance, whichever occurs earlier.

(B) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the First Conversion Period, (A) the PubCo Trading Price is greater than $14.00, or (B) NRC docketing of the SOLO Construction Permit Application (PSAR), pursuant to 10 CFR Part 50, whichever occurs earlier.

(C) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the seven-year period following the Closing (the “Second Conversion Period”), and together with the First Conversion Period, the “Conversion Period”, (A) the PubCo Trading Price is greater than $16.00, or (B) acceptance and docketing of SOLO Test Reactor Construction Permit (FSAR and CPA) in compliance with the requirements of the Atomic Energy Act of 1954 as set forth in 10 CFR, whichever occurs earlier.

(D) An amount equal to 2,000 PubCo Preferred Shares (subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Pubco Preferred Shares), in the aggregate among the Terra OpCo Quotaholders in accordance with their Pro Rata Portion, if at any time during the Second Conversion Period, (A) the PubCo Trading Price is greater than $18.00, or (B) issuance of an Operating License of SOLO Test Reactor pursuant 10 CFR Part 50, whichever occurs earlier.

(ii) Conversion in connection with a Change of Control. If, prior to the end of the applicable Conversion Period, the applicable share price triggers have not been achieved, and PubCo enters into a definitive agreement that would result in a Change of Control transaction, and

(A) the price per share of PubCo Ordinary Shares payable to the shareholders of PubCo in such Change of Control transaction (the “Change of Control Offer Price”) is at least $5.00 per share, then as of immediately prior to the closing of such Change of Control transaction, (x) the applicable share price triggers that have not been achieved shall be deemed to have been satisfied, and (y) the PubCo Preferred Shares shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio in accordance with Section 2.5(a)(i) as if such Change of Control Offer Price constituted the applicable share price trigger pursuant to Section 2.5(a)(i); or

(B) the Change of Control Offer Price is less than $5.00 per share but greater than $2.50 per share, then as of immediately prior to the closing of such Change of Control transaction, half of the PubCo Preferred Shares that have not yet converted shall convert into PubCo Ordinary Shares at the Preferred/Ordinary Conversion Ratio in accordance with Section 2.5(a)(i).

(iii) No Fractional Shares. If the number of PubCo Ordinary Shares which a holder of PubCo Preferred Shares is entitled to receive upon conversion pursuant to Section 2.5(a) is a fractional amount, then such holder shall receive an amount of PubCo Ordinary Shares rounded down to the nearest whole number.

(iv) Adjustments for Stock Splits and Combinations. If, during the Conversion Period, the outstanding shares of PubCo Ordinary Share shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then the applicable PubCo Trading Price, the Preferred/Ordinary Conversion Rate and the share prices referenced in Section 2.5(a)(ii) will be appropriately and equitably adjusted to provide the Terra OpCo Quotaholders the same economic effect as contemplated by Section 2.5(a).

(b) Liquidation Preference. In the event of any voluntary or involuntary liquidation, dissolution or winding up of PubCo, the holders of PubCo Preferred Shares shall be entitled to be paid out of the assets of PubCo available for distribution to its shareholders before and in preference to any payment made to the holders of PubCo Ordinary Shares, by reason of their ownership thereof, an amount per PubCo Preferred Share equal to its par value (i.e., EUR 100.00) (the “Preferred Liquidation Amount”).

(c) No Participation Rights. In the event of any voluntary or involuntary liquidation, dissolution or winding up of PubCo, other than for the Preferred Liquidation Amount, the holders of PubCo Preferred Shares shall not be entitled to share in any distribution of assets of PubCo available for distribution to the holders of PubCo Ordinary Shares.

(d) No Dividend Rights. The holders of PubCo Preferred Shares shall, other than 1% of the par value of the PubCo Preferred Shares (i.e., 1% of EUR 100.00) per year, not be entitled to be paid dividends by reason of their ownership thereof.

(e) No Repurchase Rights. For the period beginning on the date of the Conversion and ending on the 20th anniversary thereof, the PubCo Preferred Shares shall not be subject to any put, call or redemption rights. Any PubCo Preferred Share that is not converted into PubCo Ordinary Shares during the applicable Conversion Period will remain outstanding in accordance with the terms set forth in PubCo’s Governing Documents, provided that any PubCo Preferred Share that is not converted within 20 years of issuance shall be transferred to PubCo and subsequently cancelled (ingetrokken) by PubCo in accordance with Dutch law on the first Business Day following the 20th anniversary of such issuance as more fully set forth in the Shareholders Agreement.

(f) Restrictions on Transfer. Pursuant to the Governing Documents of PubCo, (i) prior to the Second Conversion Period, the Pubco Preferred Shares shall not be transferrable except to controlled Affiliates of the holders thereof or for bona fide estate planning purposes, in each case, subject to prior written consent of the Board of Directors of PubCo (such consent not to be unreasonably withheld, conditioned or delayed); and (ii) following the Second Conversion Period, the Pubco Preferred Shares, solely to the extent such shares remain outstanding and have not be converted, shall not be transferrable except with the prior written consent of the Board of Directors of PubCo (in its sole discretion).

(g) Pubco Preferred Shares Protective Provisions. The terms of the Pubco Preferred Shares as set forth in the Organizational Documents of Pubco shall not be amended, either directly or indirectly by amendment, merger, consolidation, domestication, transfer, continuance, reorganization, recapitalization, reclassification, waiver, statutory conversion or otherwise, without (in addition to any other vote required by applicable Law or the applicable Organizational Documents of Pubco) the written consent or affirmative vote of the holders of 2/3rd of the Pubco Preferred Shares outstanding, voting as a single class.

Section 2.6 Closing. On the terms and subject to the conditions set forth in this Agreement, the Closing of the Transactions shall take place (a) electronically by the mutual exchange of electronic signatures (including portable document format (.PDF)) commencing as promptly as practicable (and in any event no later than 10:00 a.m. Eastern Time on the third Business Day) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article VIII (other than those conditions that by their terms or nature are to be satisfied at the Closing; provided, that such conditions are satisfied or (to the extent permitted by applicable Law) waived at the Closing), or (b) at such other place, time or date as GSR III and Terra OpCo may mutually agree in writing.

Section 2.7 Closing Deliverables.

(a) GSR III Closing Deliverables. At the Closing, GSR III will deliver or cause to be delivered to the Terra Entities, the following:

(i) a certificate signed by an officer of GSR III, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled; and

(ii) duly executed counterparts to the Registration Rights Agreement.

(b) Terra Entities Closing Deliverables. At the Closing, the Terra Entities will deliver or cause to be delivered to GSR III, the following:

(i) a certificate signed by an officer of Terra OpCo, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(ii) the Closing Spreadsheet, completed to include all of the information specified in Section 6.3 in a form satisfactory to GSR III, and a certificate executed by an officer of Terra OpCo, dated as of the Closing Date, certifying on behalf of Terra OpCo that the Closing Spreadsheet is true, correct and complete; and

(iii) duly executed counterparts to the Registration Rights Agreement.

Section 2.8 Closing Payments.

(a) Payment of GSR III Transaction Expenses. At the Closing, GSR III shall pay, or cause to be paid, on behalf of GSR III, the GSR III Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to GSR III at least three Business Days prior to the Closing Date, in each case, by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet.

(b) Payment of Terra Transaction Expenses. At the Closing, GSR III shall pay, or cause to be paid, on behalf of the Terra Entities, the Terra Transaction Expenses as to which final invoices therefor (including wire instructions) have been provided to GSR III at least three Business Days prior to the Closing Date, in each case by wire transfer of immediately available funds to the accounts designated in such invoices and in accordance with the Closing Spreadsheet.

Article III
EXCHANGE OF BOOK-ENTRY PUBCO ORDINARY SHARES

Section 3.1 [RESERVED].

Section 3.2 Exchange of Book-Entry PubCo Ordinary Shares.

(a) Exchange Agent; Contribution in Kind. Prior to the Merger Effective Time, GSR III shall designate an Exchange Agent acceptable to Terra OpCo (which acceptance shall not be unreasonably withheld, delayed or conditioned) for the purpose of exchanging shares of PubCo Ordinary Shares for the Merger Consideration in accordance with this Section 3.2(a) and enter into an agreement acceptable to the other parties hereto (which acceptance shall not be unreasonably withheld, delayed or conditioned) with the Exchange Agent relating to the services to be performed by the Exchange Agent. Immediately following the Merger Effective Time, and in accordance with the provisions of Section 2:94b of the DCC, PubCo shall cause the Exchange Agent, acting solely in its capacity as exchange agent hereunder, to contribute, for the account and benefit of the Pre-Closing GSR III Holders, all of the issued and outstanding shares of PubCo Ordinary Shares that were issued to the Exchange Agent for the account and benefit of the former holders of shares pursuant to Section 2.2(g) to PubCo as a contribution in kind (inbreng op aandelen anders dan in geld). In consideration of this contribution in kind, at the Merger Effective Time, PubCo shall (i) issue (uitgeven) and deliver (leveren) to the Exchange Agent acting as an exchange agent for and on behalf of Cede & Co, a central securities clearing depository existing under the Laws of New York, having its address at 55 Water Street, New York, NY 10041, United States of America, as nominee for DTC, a number of validly issued, fully paid PubCo Ordinary Shares not subject to calls by PubCo or its creditors for any further payment on such PubCo Ordinary Share equal to the number of PubCo Ordinary Shares issuable pursuant to Section 2.2(g) and (ii) cause, upon delivery of the foregoing PubCo Ordinary Shares to the Exchange Agent for the account and benefit of the Pre-Closing GSR III Holders, to be made appropriate arrangements for the PubCo Ordinary Shares issuable pursuant to Section 2.2(g) to be represented by a book-entry without interest (subject to any applicable withholding Tax) (such PubCo Ordinary Shares, the “Exchange Fund”).

(b) Exchange Procedures. As soon as practicable after the Merger Effective Time (and in no event later than five Business Days after the Merger Effective Time), PubCo shall cause the Exchange Agent to mail to each Pre-Closing GSR III Holder which were converted pursuant to Section 2.2(g) into the Merger Consideration instructions for use in effecting the surrender of book-entry shares in exchange for the Merger Consideration in book-entry form. Upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), the holder of a Share which was converted pursuant to Section 2.2(g) into the Merger Consideration shall be entitled to receive in exchange therefor, subject to any required withholding Taxes, the Merger Consideration in book-entry form, without interest (subject to any applicable withholding Tax), for each Share surrendered. The PubCo Ordinary Shares to be delivered as Merger Consideration shall be settled through DTC and issued in uncertificated book-entry form through the procedures of DTC, unless a physical PubCo Ordinary Share is required by applicable Law, in which case PubCo shall cause the Exchange Agent to promptly send certificates representing such PubCo Ordinary Shares to such holder. If payment of the Merger Consideration is to be made to a person other than the person in whose name the surrendered book-entry share in exchange therefor is registered, it shall be a condition of payment that (i) the person requesting such exchange present proper evidence of transfer or shall otherwise be in proper form for transfer and (ii) the person requesting such payment shall have paid any transfer and other Taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of book-entry share surrendered or shall have established to the reasonable satisfaction of PubCo that such Tax either has been paid or is not applicable.

(c) Distributions with Respect to Unexchanged PubCo Ordinary Shares. All PubCo Ordinary Shares to be issued as the Merger Consideration shall be deemed issued and outstanding as of the Merger Effective Time. Subject to the effect of escheat, Tax or other applicable Laws, the holder of the book-entry shares representing whole PubCo Ordinary Shares issued in exchange therefor will be promptly paid, without interest (subject to any applicable withholding Tax), the amount of dividends or other distributions with a record date after the Merger Effective Time and theretofore paid with respect to such whole PubCo Ordinary Shares.

(d) Transfer Books; No Further Ownership Rights in GSR III Stock. At the Merger Effective Time, the stock transfer books of GSR III shall be closed and thereafter there shall be no further registration of transfers on the stock transfer books of the Surviving Company, as applicable, of the shares of GSR III Ordinary Shares that were outstanding immediately prior to the Merger Effective Time. From and after the Merger Effective Time, the holders of book-entry shares that evidenced ownership of shares of GSR III Ordinary Shares outstanding immediately prior to the Merger Effective Time shall cease to have any rights with respect to such shares of GSR III Ordinary Shares other than the right to receive the (i) Merger Consideration and (ii) any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b), in each case without interest (subject to any applicable withholding Tax), except as otherwise provided for herein or by applicable Law.

(e) Adjustments to Per Share Merger Consideration. The Merger Consideration shall be adjusted to reflect appropriately the effect of any stock split, share split, reverse stock split, stock dividend, share dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the capital stock of GSR III or Terra OpCo occurring on or after the date of this Agreement and prior to the Merger Effective Time.

(f) Termination of Fund. At any time following the first anniversary of the Closing Date, PubCo shall be entitled to require the Exchange Agent to deliver to it any funds or other property (including any interest received with respect thereto) that had been made available to the Exchange Agent and which have not been disbursed in accordance with this Article III, and thereafter persons entitled to receive payment pursuant to this Article III shall be entitled to look only to PubCo (subject to abandoned property, escheat or other similar Laws) as general creditors thereof with respect to the payment of any Merger Consideration and any dividends or other distributions to which such holder is entitled pursuant to Section 3.2(b), in each case without interest (subject to any applicable withholding Tax), that may be payable upon surrender of any GSR III Ordinary Shares held by such holders, as determined pursuant to this Agreement, without any interest thereon.

(g) No Liability. None of the Exchange Agent, PubCo or the Surviving Company will be liable to any person for any Merger Consideration from the Exchange Fund or other cash delivered to a public official pursuant to any abandoned property, escheat or similar Law. Any portion of the Exchange Fund remaining unclaimed by any person as of a date that is immediately prior to such time as such amounts would otherwise escheat to or become property of any Governmental Authority will, to the extent permitted by applicable Law, become the property of PubCo free and clear of any claims or interest of any person previously entitled thereto.

(h) Withholding Taxes. Each of PubCo and the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or under any applicable provision of state, local or non-U.S. Law related to Taxes. To the extent amounts are so withheld and paid over to the appropriate Governmental Authority, the withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of which such deduction and withholding was made.

Article IV
REPRESENTATIONS AND WARRANTIES OF THE TERRA ENTITIES

Except (a) as set forth in the disclosure letter delivered to GSR III on the Execution Date (the “Terra Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article IV) and (b) as otherwise contemplated by the Terra Pre-Closing Restructuring, in each case, the Terra Entities, as applicable, represents and warrants to GSR III as follows:

Section 4.1 Company Organization. Each Terra Entity has been duly formed or organized and is validly existing and in good standing under the Laws of its jurisdiction of organization, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct, in accordance with its Governing Documents, its business as it is now being conducted. Each Terra Entity is duly licensed or qualified and in good standing as a foreign or extra-provincial company in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not constitute a Terra Material Adverse Effect. True and complete copies of the Governing Documents of each Terra Entity have been made available to GSR III prior to the Execution Date.

Section 4.2 Subsidiaries. A complete list of each Subsidiary of the Terra Entities (after giving effect to the Terra Pre-Closing Restructuring) and its jurisdiction of incorporation, formation or organization, as applicable, as of the Execution Date is set forth on Section 4.2 of the Terra Disclosure Letter. Such Subsidiaries have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. Each of such Subsidiaries is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect. True and complete copies of the Governing Documents of each Subsidiary have been made available to GSR III prior to the Execution Date.

Section 4.3 Due Authorization. Each of the Terra Entities has all requisite company or corporate power, as applicable, and authority to execute, deliver and perform under this Agreement and the other documents to which it is or will be a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the Transactions and to perform all of its obligations under this Agreement and such other documents. The execution, delivery and performance by each Terra Entity of this Agreement and the other documents to which such Terra Entity is or will be a party contemplated hereby and the consummation of the Transactions have been duly and validly authorized and approved by the managing member, Board of Directors or Board of Managers, as applicable, of each such Terra Entity, and no other company or corporate proceeding on the part of the Terra Entities is or will be necessary to authorize this Agreement and the other documents to which such Terra Entity is or will be a party contemplated hereby, in each case, as applicable. This Agreement has been, and on or prior to the Closing, the other documents to which such Terra Entity is or will be a party contemplated hereby will be, duly and validly executed and delivered by each such Terra Entity and this Agreement constitutes, and on or prior to the Closing, the other documents to which such Terra Entity is or will be a party contemplated hereby will constitute, a legal, valid and binding obligation of each such Terra Entity, enforceable against each such Terra Entity, in each case, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

Section 4.4 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Terra Disclosure Letter, the execution, delivery and performance by each Terra Entity of this Agreement and the documents to which any Terra Entity is or will be a party contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of the Terra Entities, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to any Terra Entity, (c) violate any provision of, or result in the breach of, result in (in each case, with or without notice or lapse of time, or both) the loss of any right or benefit, require any consent, waiver, approval, authorization, notice or other action by any Person (other than the Terra Entities), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Terra Permit or Contract to which any Terra Entity is a party or by which any Terra Entity may be bound, or terminate or result in the termination of any such Terra Permit or Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of any Terra Entity, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect.

Section 4.5 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of GSR III contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of any Terra Entity with respect to any Terra Entity’s execution, delivery or performance of this Agreement or the Ancillary Agreements or consummation by the Terra Entities of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a Terra Material Adverse Effect or (ii) a material adverse effect on the ability of the Terra Entities to perform or comply with on a timely basis any material obligation of the Terra Entities under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq or in connection with the Merger, and (c) the Regulatory Approvals.

Section 4.6 Capitalization.

(a) Except as set forth on Section 4.6(a)(i) of the Terra Disclosure Letter, all of the issued and outstanding Terra OpCo’s interests (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the Governing Documents of Terra OpCo; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of Terra OpCo or any Contract to which Terra OpCo is a party or otherwise bound; and (iv) are free and clear of any Liens other than restrictions arising under applicable securities Laws and the Governing Documents of Terra OpCo. Section 4.6(a)(ii) of the Terra Disclosure Letter sets forth a complete and accurate list, as of the date hereof, of all Terra OpCo Quotaholders and the number and class of equity held by each such holder.

(b) After giving effect to the Terra Pre-Closing Restructuring, (i) PubCo will own 100% of the issued and outstanding equity interest of Terra OpCo, free and clear of all Liens. PubCo is not a party to any option, warrant, purchase right, or other Contract or commitment that could require PubCo to sell, transfer, or otherwise dispose of any equity interests in Terra OpCo or PubCo (other than this Agreement and the Governing Documents). PubCo is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any equity interests in Terra OpCo.

(c) Except as set forth on Section 4.6(c) of the Terra Disclosure Letter, none of the Terra Entities have granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for Terra Entity Interests, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements, arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of any of the Terra Entities, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of any of the Terra Entities or the value of which is determined by reference to shares or other equity interests of any of the Terra Entities, and there are no voting trusts, proxies or agreements of any kind which may obligate the Terra Entities to issue, purchase, register for sale, redeem or otherwise acquire any Terra Entity Interests.

(d) Capitalization of PubCo. Section 4.6(d) of the Terra Disclosure Letter sets forth the expected capitalization table for PubCo illustrating the number of PubCo Ordinary Shares held by each of the Terra OpCo Quotaholders, as of immediately following the consummation of the Merger.

(e) Capitalization of Terra MergerCo. Terra MergerCo will be and has always been a wholly owned subsidiary of PubCo.

Section 4.7 Financial Statements.

(a) Attached as Section 4.7(a) of the Terra Disclosure Letter are true and complete copies of the consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of the Terra OpCo as of and for the years ended December 31, 2023 and December 31, 2024 (the “Financial Statements”).

(b) Except as set forth on Section 4.7(b) of the Terra Disclosure Letter, the Financial Statements and, when delivered pursuant to Section 6.8, the 2025 Q1 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Terra Entities, as at the respective dates of such financial statements, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in members’ equity (with respect to the Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the 2025 Q1 Financial Statements, to normal and recurring year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in (A) the notes to such financial statements and, in the case of the 2025 Q1 Financial Statements, the absence of footnotes and (B) changes resulting from normal year-end adjustments (none of which, individually or in the aggregate, shall be material)), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Terra Entities and (iv) when delivered by Terra OpCo for inclusion in the Registration Statement for filing with the SEC following the Execution Date in accordance with Section 8.2, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates of such financial statements.

(c) The Terra Entities have in place disclosure controls and procedures to reasonably ensure that material information relating to the Terra Entities is made known to the management of the Terra Entities by others within the Terra Entities, including (i) any significant deficiencies in the design or operation of internal controls which are reasonably likely to adversely affect the ability of the Terra Entities to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the internal controls of the Terra Entities. Such controls and procedures are sufficient to provide reasonable assurance that (A) transactions are executed in material accordance with management’s general or specific authorizations and (B) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability.

Section 4.8 Undisclosed Liabilities. Except as set forth on Section 4.8 of the Terra Disclosure Letter, as of the Execution Date, there is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind against, Terra Entities (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on the Financial Statements, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes to any of the Financial Statements, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by the Terra Entities of their obligations under this Agreement, or (e) that would not reasonably be expected to, individually or in the aggregate, result in material liability to the Terra Entities, taken as a whole.

Section 4.9 Litigation and Proceedings. Except as set forth on Section 4.9 of the Terra Disclosure Letter, as of the Execution Date, (a) there are no pending or, to the knowledge of the Terra Entities, threatened, lawsuits, Actions, suits, charges, mediations, litigations, complaints, investigations, audits, arbitrations, judgments, claims or other proceedings (whether federal, state, provincial, local or foreign), at law or in equity (collectively, “Legal Proceedings”) against or by any Terra Entity or their respective properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of the Terra Entities, threatened by any Governmental Authority, against any Terra Entity or their respective properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any Terra Entity, nor are any properties or assets of any Terra Entity bound by or subject to any Governmental Order, except, in the case of each of clauses (a) through (c), as has not been, and would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Terra Entities, taken as a whole.

Section 4.10 Legal Compliance.

(a) Each Terra Entity is, and for the past three years has been, in compliance with all applicable Laws of applicable Governmental Authorities that are applicable to such Terra Entity or by which any property or asset of such Terra Entity is bound. In the past three years, the Terra Entities have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, or would not reasonably be expected to be, individually or in the aggregate, materially adverse to the Terra Entities, taken as a whole.

(b) No Terra Entity participates, or has in the past three years participated, in any activity that, to the knowledge of the Terra Entities after taking account of applicable Laws, would cause any Terra Entity to be required to register as a securities exchange, broker-dealer, introducing broker, introducing broker-dealer, designated contract market, futures commission merchant, swap execution facility or securities-based swap execution facility.

Section 4.11 Contracts; No Defaults.

(a) Section 4.11(a) of the Terra Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xv) below to which, as of the Execution Date, Terra OpCo is a party or by which they are bound, other than a Terra Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.11(a) of the Terra Disclosure Letter have been delivered to or made available to GSR III or its agents or representatives prior to the Execution Date.

(i) any collective bargaining agreement or other Contract with any labor union, labor organization, works council or other employee representative (each a “CBA”);

(ii) any Contract for the settlement or compromise of any Proceeding under which any of the Terra Entities will have any material outstanding obligation after the Execution Date;

(iii) any Contract relating to Indebtedness by a Terra Entity or any guarantee or loan by any Terra Entity, in each case, representing obligations in excess of $150,000;

(iv) any Contracts involving any joint venture, partnership, joint development, revenue sharing or similar agreement, in each case, of a material nature;

(v) Contracts under which any Terra Entity (x) is a licensee of any material Intellectual Property owned by any third party (other than “shrink-wrap,” “click-wrap,” and “off-the-shelf” Software licenses and other licenses of commercially-available Software with one-time or annual license, maintenance, support and other fees of $75,000 or less), (y) is a licensor of or otherwise grants to a third party any rights to use any item of material Owned Intellectual Property, other than non-exclusive licenses of object code granted in the ordinary course of business, or (z) is a party and that restricts or otherwise adversely affects, in any material respect, a Terra Entity’s ownership of or ability to use, register, license or enforce any of its material Owned Intellectual Property (including concurrent use agreements, settlement agreements and coexistence agreements);

(vi) any Contract with any Governmental Authority;

(vii) any Contract (A) limiting or restricting the ability of a Terra Entity to enter into or engage in any market or line of business or to compete with any Person or in any geographic area and (B) limiting or restricting the ability of any Terra Entity to otherwise conduct business as presently conducted in any material manner or place;

(viii) any revocable or irrevocable power of attorney granted by any Terra Entity to any Person for any purpose whatsoever;

(ix) any agreement with respect to the acquisition or disposition of any business, material assets or securities, or any equity or debt investment in any Person (other than in the ordinary course of business) under which there is any surviving material obligation of any Terra Entity;

(x) any agreements or series of related agreements with suppliers and vendors to which any Terra Entity is a party for the purchase of goods or services involving aggregate payments in excess of $150,000;

(xi) any agreements relating to any Related Party Transaction other than employment agreements disclosed in Section 4.11(a)(iv) or confidentiality agreements in favor of Terra OpCo, in each case entered into in the ordinary course;

(xii) Contracts which involve commitments to make capital expenditures by any Terra Entity in excess of $150,000;

(xiii) each lease, rental or occupancy agreement, license, installment and conditional sale agreement or similar agreement under which any Terra Entity is a lessor, sublessor of, or makes available for use by any third party, any tangible personal property owned or leased by any Terra Entity, in any case which has future required scheduled payments in excess of $150,000 per annum, and other Contract that provides for the leasing of, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $150,000 in any calendar year;

(xiv) Contracts for the employment or engagement of any individual service provider to any of the Terra Entities (A) that provide for annual compensation greater than $150,000 or (B) that provide for any severance, termination, change in control, transaction-based, retention or other similar payment or benefit (including any such Contracts that provide for any payment or benefit (including any accelerated vesting) as a result of the consummation of the transactions contemplated by this Agreement (whether alone or in conjunction with any other event)); and

(xv) Contracts with any third party governing the services of any individual serving as an employee, consultant, officer or director of any of the Terra Entities.

(b) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect, (i) all of the Contracts to which any Terra Entity is a party or by which they are bound are in full force and effect and represent the legal, valid and binding obligations of the Terra Entity party to such Contract and, to the knowledge of the Terra Entities, represent the legal, valid and binding obligations of the counterparties to such Contract; and (ii) (x) the Terra Entities have performed in all respects all respective obligations required to be performed by them to date under the Contracts to which any Terra Entity is a party or by which they are bound, and neither the Terra Entities nor, to the knowledge of the Terra Entities, any other party to such Contract is in breach of or default under any such Contract, (y) during the last 12 months, none of the Terra Entities has received any written claim or notice of termination or breach of or default under any such Contract, and (z) no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Terra Entities or, to the knowledge of the Terra Entities, any other party to such Contract (in each case, with or without notice or lapse of time or both). Terra OpCo has made available to GSR III true and complete copies of all Contracts (or have provided written summaries of oral Contracts) set forth on Section 4.11(a) of the Terra Disclosure Letter.

Section 4.12 Terra Benefit Plans.

(a) Section 4.12(a) of the Terra Disclosure Letter sets forth a true and complete list, by the jurisdiction, of each material Terra Benefit Plan. For purposes of this Agreement, a “Terra Benefit Plan” means any “employee benefit plan”, policy, program or agreement (including any employment, individual consulting, service, bonus, incentive or deferred compensation, profit sharing, equity or equity-based compensation, severance, retention, pension supplemental retirement, change in control, vacation, paid time off, health, dental, life insurance, disability, fringe benefit or similar plan, policy, program or agreement), written or unwritten, funded or unfunded, providing compensation or other benefits to any current or former director, officer, or employee or individual service provider of a Terra Entity which are maintained, sponsored or contributed to (or required to be contributed to) by any Terra Entity or otherwise with respect to which any Terra Entity has any current or contingent liability, in each case whether or not subject to the Laws of the United States, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (any such plan, a “Governmental Plan”). Section 4.12(a) of the Terra Disclosure Letter specifically identifies any Terra Benefit Plan that is maintained for the benefit of any current or former director, officer, individual consultant, worker or employee of any Terra Entity, who in each case is working for the Terra Entities, and is subject to the laws of a jurisdiction other than the United States (a “Foreign Benefit Plan”). No Terra Entity has ever maintained, sponsored or contributed to (or been required to contribute to) or have any liability with respect to any Terra Benefit Plan for the benefit of individuals residing or providing services within the United States.

(b) Each Terra Benefit Plan has been established, maintained, funded, operated and administered in compliance in all material respects with its terms and all applicable Laws and requirements of applicable regulatory authorities. All contributions, premiums and other payments that are required to be paid by any Terra Entity in respect of a Terra Benefit Plan and Governmental Plan have been timely paid in all material respects, and any such amounts not yet due have been paid or properly accrued in all material respects. As of the date hereof, no Terra Benefit Plan is governed by the Laws of the United States.

(c) Each Foreign Benefit Plan that is required to be registered or intended to be tax exempt has been registered (and, where applicable, accepted for registration) and is tax exempt and has been maintained in good standing, to the extent applicable, with each Governmental Authority and material compliance with the Law and with the collective and individual agreements. All material contributions required to have been made by or on behalf of the Terra Entities with respect to each Foreign Benefit Plan and any plans or arrangements maintained or sponsored by a Governmental Authority (including severance, termination indemnities or other similar benefits maintained for employees outside of the U.S.) have been correctly calculated timely made or fully and properly accrued, in material compliance with the Law and with the collective and individual agreements. At all relevant times, all benefit payments under Terra Benefit Plans have been adjusted regularly and, where applicable, in accordance with contractual or other provisions, and no backlog adjustments must be made for periods up to the Closing Date.

(d) With respect to the Terra Benefit Plans, no material Legal Proceedings (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Terra Entities, threatened.

(e) Except as set forth on Section 4.12(e) of the Terra Disclosure Letter, neither the execution and delivery of this Agreement nor the consummation of the Transactions will (i) entitle any current or former director, employee, officer or other service provider of the Terra Entities to any severance pay or any other compensation, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such director, employee, officer or other individual service provider of the Terra Entities, or (iii) result in the payment of any “excess parachute payment” to any “disqualified individual” (each, within the meaning of Section 280G of the Code).

(f) No Terra Entity has any obligation (whether actual or contingent) to gross-up or reimburse any individual for any Taxes incurred by such individual, including under Sections 409A or 4999 of the Code or otherwise.

Section 4.13 Labor Relations; Employees.

(a) Except as set forth on Section 4.13(a)(i) of the Terra Disclosure Letter, none of the Terra Entities is a party to or bound by any CBA or any bargaining obligation with any labor union, works council, labor organization or other similar employee representative body; no such agreement is being negotiated by any Terra Entity; no labor union, works council, labor organization or any other similar employee representative body has requested or, to the knowledge of the Terra Entities, sought to represent any of the employees of the Terra Entities; and none of the employees of any of the Terra Entities is represented by a labor union, works council, labor organization or similar employee representative body with respect to their employment with any Terra Entity. To the knowledge of the Terra Entities, in the past three years there has been no labor organizing activity involving any employees of the Terra Entities. In the past three years, there has been no actual or, to the knowledge of the Terra Entities, threatened unfair labor practice charge, material grievance, labor arbitration, strike, slowdown, work stoppage, lockout, picketing, hand billing, or other material labor dispute against the Terra Entities or involving any employees or individual independent contractors of the Terra Entities in respect of their employment or service with the Terra Entities. Except as set forth on Section 4.13(a)(ii) of the Terra Disclosure Letter, no Terra Entity has had any employees or engaged any service providers residing or working in the United States.

(b) The Terra Entities are, and have been for the past three years, in compliance in all material respects with all applicable Laws respecting labor and employment, including all applicable Laws respecting terms and conditions of employment, employment standards, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor status), child labor, immigration, employment harassment, discrimination and retaliation, human rights accessibility, pay equity, COVID-19, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, paid time off, and unemployment insurance. There are no material Legal Proceedings pending or, to the knowledge of the Terra Entities, threatened, relating to current or former employees of any Terra Entity.

(c) Except as would not result in a Terra Material Adverse Effect: (i) each Terra Entity has fully and timely paid all wages, salaries, wage premiums, commissions, bonuses, severance and termination payments, fees, and other compensation that have come due and payable to its current and former employees and independent contractors under applicable Law or Contract; and (ii) each individual who is providing or within the past three years has provided services to any Terra Entity and is or was classified and treated as an independent contractor, consultant, leased employee, or other non-employee service provider is and has been properly classified and treated as such for all applicable purposes.

(d) To the knowledge of the Terra Entities, all sexual harassment, or other discrimination, retaliation or material policy violation allegations involving any officer, director, Key Employee or other employee with material, supervisory duties within the past three years have been investigated and addressed in accordance with applicable Law. The Terra Entities do not reasonably expect any material liability with respect to any such allegations.

Section 4.14 Taxes.

(a) Each of the Terra Entities has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by the Terra Entities (whether or not shown on any Tax Returns) have been timely paid. No Terra Entity is currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to the Terra Entities have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of the Terra Entities, and no such audits, assessments or other actions have been threatened in writing.

(c) No Terra Entity has waived any statute of limitations, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) Each Terra Entity has (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(e) There are no Liens with respect to material Taxes on any of the assets of the Terra Entities, other than Permitted Liens.

(f) No Terra Entity is a party to or bound by any Tax indemnification or Tax sharing or similar agreement (other than any such agreement solely between Terra Entities and customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes).

(g) None of the Terra Entities has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the three years prior to the date of this Agreement.

(h) No Terra Entity is, or will become, liable to make to any person (including any Governmental Authority) any payment in respect of any liability to Tax which is primarily or directly chargeable against, or attributable to, any other person (other than any other such person). No Terra Entity (i) is liable for Taxes of any other Person (other than the Terra Entities) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts (or Contracts entered into in the ordinary course of business) not primarily related to Taxes) or (ii) have ever been a member of an affiliated, consolidated, combined or unitary group filing, or a group of companies, for any tax purposes, other than a group the common parent of which was or is a Terra Entity.

(i) No written claim has been made by any Governmental Authority where a Terra Entity does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(j) No Terra Entity has, or has ever had, a permanent establishment or other fixed place of business in any country other than the country of organization of the applicable Terra Entity, or has, or has ever been, subject to income Tax in a jurisdiction outside the country of organization of the applicable Terra Entity.

(k) No Terra Entity has participated in a “listed transaction” within the meaning of Treasury Regulation 1.6011-4(b)(2).

(l) All material transactions or arrangements made between or among the Terra Entities have been made on arms’-length terms, and the processes pursuant to which the prices and terms of such transactions or arrangements have been determined have, in each case, been documented in all material respects in accordance with all applicable transfer pricing Laws, including Code Section 482 and any equivalent provision under any state, local, or non-U.S. Law.

(m) No Terra Entity will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing outside the ordinary course of business, (ii) prepaid amount received or deferred revenue recognized prior to the Closing outside the ordinary course of business, (iii) change in method of accounting for a taxable period ending on or prior to the Closing Date, (iv) “closing agreements” described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing, or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(n) The Terra Entities have complied with transfer pricing requirements as provided by applicable Law.

(o) None of the Terra Entities has an office, fixed place of business or other physical presence in a country other than its country of organization.

(p) No Terra Entity has taken any action, nor to the knowledge of the Terra Entities are there any facts or circumstances, that could reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment.

Section 4.15 Real Property.

(a) Section 4.15 of the Terra Disclosure Letter sets forth a true, correct and complete list as of the Execution Date of all material Real Property Leases (including the date and name of the parties to each lease document). With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect, (i) all of the leases, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to any Terra Entity, including all amendments and modifications to such agreements (collectively, the “Real Property Leases”) are in full force and effect and represent the legal, valid and binding obligations of the Terra Entity party to such Real Property Lease and, to the knowledge of the Terra Entities, represent the legal, valid and binding obligations of the counterparties to such Real Property Lease; and (ii) (x) the Terra Entities have performed in all material respects all respective obligations required to be performed by them to date under the Real Property Leases to which any Terra Entity is a party or by which they are bound, and neither the Terra Entities nor, to the knowledge of the Terra Entities, any other party to such Real Property Lease is in breach of or default under any such Real Property Lease, (y) during the last 12 months, none of the Terra Entities has received any written claim or notice of termination or breach of or default under any such Real Property Lease, and (z) no event has occurred which, individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Real Property Lease by the Terra Entities or, to the knowledge of the Terra Entities, any other party to such Real Property Lease. The Terra Entities have delivered a true and complete copy of each Real Property Lease listed in Section 4.15 of the Terra Disclosure Letter prior to the date of this Agreement.

(b) None of the Terra Entities has any ownership in any real property.

(c) With such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Terra Material Adverse Effect, each of the Terra Entities have good title to or valid leasehold or license interests in all of the assets and personal property that they purport to own, lease or license (including those assets reflected on the Financial Statements), free and clear of any and all Liens other than Permitted Liens. Such assets and properties constitute all of the assets and personal properties which are owned, used or held for use in the conduct by the Terra Entities of their businesses as they are currently conducted or contemplated to be conducted.

Section 4.16 Environmental, Health and Safety.

(a) The Terra Entities are, and for the past three years have been, in compliance in all material respects with Environmental Laws, which compliance includes obtaining, maintaining, and complying in all material respects with all permits required under Environmental Laws.

(b) The Terra Entities have not received in the past three years any written claims, notices or other information, and there are no Legal Proceedings pending or, to knowledge of the Terra Entities, threatened against any Terra Entity, in each case, alleging material violations of or material liability under any Environmental Law.

(c) None of the Terra Entities have treated, stored, disposed of, arranged for the disposal of, transported, handled, released, exposed any Person to, or owned or operated any property or facility contaminated by, any Hazardous Materials, in each case so as to give rise to material liability under Environmental Laws.

(d) None of the Terra Entities have assumed, undertaken, provided an indemnity with respect to, or otherwise become subject to, any material liability of any other Person under any Environmental Laws or with respect to Hazardous Materials.

(e) The Terra Entities have made available to GSR III copies of all material environmental assessments, audits and reports, if any, relating to the current or former properties, facilities or operations of any Terra Entity in the possession or under the reasonable control of any Terra Entity.

Section 4.17 Intellectual Property.

(a) Section 4.17(a) of the Terra Disclosure Letter lists all (i) patents and patent applications, (ii) registered trademarks and trademark applications, (iii) registered copyrights, and (iv) domain name registrations, in each case that constitute Owned Intellectual Property as of the Execution Date (“Terra Registered Intellectual Property”), in each case, listing, as may be applicable, the filing/application/registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant(s)/registered owners(s). Each item of the foregoing Terra Registered Intellectual Property, to the knowledge of the Terra Entities, (A) is valid, subsisting and enforceable, (B) has not been cancelled or abandoned and (C) has been properly maintained and all applicable maintenance fees and renewal fees have been paid. No action is pending, or to the knowledge of the Terra Entities, is threatened, challenging the validity, enforceability, registration, ownership or scope of any Owned Intellectual Property.

(b) One or more of the Terra Entities exclusively owns all Owned Intellectual Property free and clear of all Liens (other than Permitted Liens). All current and former employees and independent contractors of the Terra Entities who have contributed to the conception and development of material Intellectual Property for any of the Terra Entities have entered into valid and binding proprietary rights agreements with the relevant Terra Entity vesting ownership of such Intellectual Property in such Terra Entity, except where such ownership of such Intellectual Property is vested in the applicable Terra Entity by operation of law. The Terra Entities have taken commercially reasonable steps to maintain the confidentiality of all trade secrets material to their business in accordance with industry practice. To the knowledge of the Terra Entities, there has been no unauthorized access, use or disclosure of any material trade secrets or other material confidential Proprietary Information of the Terra Entities.

(c) Except as would not result in material liability for any Terra Entity, (i) the operation of the Terra Entities’ business has not, for the past three years, infringed, misappropriated, diluted or otherwise violated, and is not infringing, misappropriating, diluting or otherwise violating the Intellectual Property rights of any Person and (ii) to the knowledge of the Terra Entities, no Person (including any current or former employee or consultant of the Terra Entities) has, for the past three years, infringed, misappropriated, diluted or otherwise violated, or is currently infringing, misappropriating, diluting or otherwise violating any Owned Intellectual Property. No Action is pending or, to the knowledge of the Terra Entities, threatened against the Terra Entities or made by the Terra Entities against a third party, alleging any infringement, misappropriation, dilution or other violation of any Intellectual Property rights, except as would not result in material liability for any Terra Entity.

(d) Section 4.17(d) of the Terra Disclosure Letter sets forth a true, correct and complete list of all Software developed by the Terra Entities and that is material to their business (the “Terra Entity Software”). Except as set forth on Section 4.17(d) of the Terra Disclosure Letter, (i) such Software is owned by a Terra Entity and does not incorporate any third party Software (other than Open Source Software), (ii) none of the source code for any Terra Entity Software has been licensed, deposited into escrow or otherwise provided to any Person, other than employees and contractors of such Terra Entity who have entered into written confidentiality agreements with respect to such source code, (iii) the Terra Entity Software is free from any virus or other harmful code, defect, bug or programming, design or documentation error that materially and adversely affects the operation or use of any Terra Entity Software, and (iv) the Terra Entity Software is not subject to any material limitations that would prevent its use, modification, transfer, license or assignment, except for those limitations imposed under applicable Law.

(e) The IT Systems are sufficient in all material respects for the current operations of the Terra Entities and have not materially malfunctioned or failed for the past three years in a manner that has not been fully remediated. The Terra Entities have implemented and maintain commercially reasonable measures designed to protect the integrity and security of the IT Systems, as well as commercially reasonable data backup, system redundancy and disaster avoidance and recovery procedures.

(f) None of the Terra Entities have (i) incorporated any Open Source Software into, or combined Open Source Software with, any Terra Entity Software, or (ii) distributed Open Source Software in conjunction with any Terra Entity Software, in each case, in a manner which requires, as a condition of such incorporation, combination or distribution, that the Terra Entity Software be (x) disclosed or distributed in source code form, (y) licensed for the purpose of making derivative works, or (z) redistributable at no charge, in each case of (x) through (z), other than such item of Open Source Software in its unmodified form.

Section 4.18 Data Privacy; Personal Data.

(a) The Terra Entities are, and for the past three years, have been, in material compliance with all Privacy Laws and all Privacy Agreements. No material complaint relating to an improper use or disclosure of, or a breach in the security of, any Personal Data is pending, or for the past three years has been made, against the Terra Entities except as would not result in, individually or in the aggregate, a Terra Material Adverse Effect. To the knowledge of the Terra Entities, there is no pending claim, audit or investigation against the Terra Entities alleging that any processing of Personal Data by the Terra Entities: (i) is in violation of any applicable Privacy Laws, or (ii) is in violation of any Privacy Agreements, in each case of the foregoing (i) and (ii), except as would not result in material liability for any Terra Entity. To the knowledge of the Terra Entities, no legal or arbitral proceeding has been filed, commenced or threatened against any Personal Data Processor with respect to any Personal Data supplied to or Personal Data processed for the Terra Entities. The Terra Entities do not collect or process any Personal Data.

(b) No Terra Entity has received any written notice that it is or has been in material breach of any contractual obligation to limit its use of, secure or otherwise safeguard Personal Data and, to the knowledge of the Terra Entities, no such breach has occurred within the applicable statute of limitation for a claim arising out of such a breach except as would not result in, individually or in the aggregate, a Terra Material Adverse Effect.

(c) To the knowledge of the Terra Entities, for the past three years, no Terra Entity has experienced any unauthorized access to, deletion or other misuse of, any Personal Data in its possession or control (a “Security Incident”) and no Terra Entity has made or has been required to make any disclosure, notification or take any other action under any applicable Privacy Laws in connection with any Security Incident except as would not result in, individually or in the aggregate, a Terra Material Adverse Effect. The Terra Entities have made all notifications to customers or individuals required to be made by the Terra Entities under any applicable Privacy Laws arising out of or relating to any event of unauthorized access to or disclosure or acquisition of any Personal Data by any person of which any Terra Entity has knowledge.

Section 4.19 Absence of Changes. Since the date of the most recent balance sheet included in the Financial Statements, (a) there has not been any Terra Material Adverse Effect and (b) except as set forth in Section 4.19 of the Terra Disclosure Letter, the Terra Entities have, in all material respects, conducted their business and operated their properties in the ordinary course of business. Since the date of the most recent balance sheet included in the Financial Statements, the Terra Entities and their Subsidiaries have not taken any action or omitted to take any action, which, if taken or omitted to be taken after the Execution Date, would require the consent of GSR III in accordance with Section 5.1.

Section 4.20 Nuclear Regulatory Matters.

(a) No Terra Entity has operated or currently operates any “utilization facility” or “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act, whether or not owned, in whole or part, by any Terra Entity. No Terra Entity possesses a license from the NRC for the construction or operation, or construction and operation, of any utilization facility or production facility.

(b) No Terra Entity currently holds or to the knowledge of the Terra Entities requires any license for the possession or use of nuclear materials in order to conduct its business, whether such materials are classified as “source materials,” “special nuclear materials,” or “byproduct materials” pursuant to the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act or pursuant to the Laws of a state, the governor of which has entered an agreement pursuant to Section 274(b) of the Atomic Energy Act.

(c) Each Terra Entity is in material compliance with all applicable Laws relating to the design, licensing, construction and operation of a “utilization facility” and a “production facility,” as those terms are defined in the Atomic Energy Act and the regulations of the NRC under the Atomic Energy Act. To the knowledge of the Terra Entities, no Terra Entity is subject to any Law that prevents or materially inhibits such Terra Entity’s ability to design, license or fabricate systems, structures or components for, or construct, any such facilities, subject to the necessary approvals from an applicable Governmental Authority. Except as set forth on Section 4.20 of the Terra Disclosure Letter, the execution, delivery and performance by any Terra Entity of this Agreement and the Ancillary Agreements to which it is a party, and the consummation by it of the Transactions, shall not cause any Terra Entity to become subject to any Law that prevents or materially inhibits the Terra Entities’ ability to design, license or fabricate systems, structures or components for, or construct, any such facilities subject to the necessary approvals from an applicable Governmental Authority.

Section 4.21 Permits. Each Terra Entity holds, and is in compliance, with all permits, licenses, registrations, certificates and approvals from a Governmental Authority, required to own, lease and operate its assets and properties and carry on its business as it is now being conducted, except where the failure to have such approvals have not been, and would not, individually or in the aggregate, reasonably be expected to be material to the business, taken as a whole (collectively, the “Terra Permits”). Section 4.21 of the Terra Disclosure Letter sets forth a true, correct and complete list of all Terra Permits held by Terra OpCo. To the knowledge of the Terra Entities, each Terra Permit is in full force and effect, is being complied with in all material respects. There are no Legal Proceedings pending or, to the knowledge of the Terra Entities, threatened, that seek the revocation, cancellation, limitation, suspension, restriction, adverse modification or termination of any Terra Permit. No Terra Entity is in material default or violation of any Terra Permit applicable to such Terra Entity. To the knowledge of the Terra Entities, no event has occurred with respect to any of the Terra Permits that permits, or after the giving of notice or lapse of time or both would permit, revocation, cancellation or termination of any Terra Permit or would result in any other impairment of the rights of the holder of any Terra Permit.

Section 4.22 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of the Terra Entities, nor, to the knowledge of the Terra Entities, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of any Terra Entity, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or unlawful gift, of any money or any other unlawful expense, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where the Terra Entity is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in the Terra Entity’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a Terra Material Adverse Effect.

(b) To the knowledge of the Terra Entities, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to any Terra Entity.

(c) None of the Terra Entities nor, to the knowledge of the Terra Entities, any director, officer, employee, agent, Affiliate or representative of the Terra Entities, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, His Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(d) To the extent applicable, the Terra Entities are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 4.23 Insurance. Each Terra Entity currently maintains, and has for the past three years maintained insurance required by Law or any Contract to which any of them is party or by which any of them is bound. The Terra Entities have in full force and effect all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of the Terra Entities. All such insurance policies are in full force and effect, all premiums due have been paid in full, no Terra Entity is in default with respect to its payment obligations under any such policies, and no notice of cancellation or termination has been received by any Terra Entity with respect to any such policy. No Terra Entity nor any of its Subsidiaries has any self-insurance or co-insurance programs. No insurer has denied or disputed coverage of any material claim under an insurance policy during the last 12 months.

Section 4.24 Information Supplied. None of the information supplied or to be supplied by any Terra Entity specifically for inclusion in the Registration Statement will, at the date on which the Proxy Statement is first mailed to the GSR III Shareholders or at the time of the GSR III Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements made in the Registration Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Terra Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference in the Registration Statement based on or made in reliance upon information supplied by GSR III for inclusion or incorporation by reference in the Registration Statement or (b) any projections or forecasts included in the Registration Statement.

Section 4.25 Brokers’ Fees. Except as set forth on Section 4.25 of the Terra Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by any Terra Entity or any of their Affiliates for which GSR III, any Terra Entity has any obligation.

Section 4.26 No Outside Reliance. Notwithstanding anything contained in this Article IV or any other provision of this Agreement, each Terra Entity, and any of its respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that such Terra Entity has made its own investigation of GSR III and that neither GSR III nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by GSR III in Article V, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of GSR III or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any management presentations that have been or shall hereafter be provided to any Terra Entity or any of their Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of GSR III, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article V of this Agreement. Except as otherwise expressly set forth in this Agreement, each Terra Entity understands and agrees that any assets, properties and business of GSR III and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article V, with all faults and without any other representation or warranty of any nature whatsoever.

Section 4.27 Indebtedness; Cash; Transaction Expenses. Section 4.27 of the Terra Disclosure Letter lists each item of Indebtedness in excess of $25,000, including in each case, the amount and holder of such Indebtedness, of the Terra Entities that is outstanding as of the Execution Date. Section 4.27 of the Terra Disclosure Letter lists the aggregate amount of cash and cash equivalents held by the Terra Entities as of the Execution Date. Section 4.27 of the Terra Disclosure Letter lists each expected payee of Terra Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 4.28 No Additional Representation or Warranties. Except as provided in this Article IV, none of the Terra Entities or any of their Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to GSR III or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to GSR III or its Affiliates. Without limiting the foregoing, the Terra Entities acknowledge that the Terra Entities, together with their respective advisors, have made their own investigation of GSR III and its Subsidiaries and, except as provided in Article V, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of GSR III or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of GSR III and its Subsidiaries as conducted after the Closing, as contained in any materials provided by GSR III or any of its Affiliates or any of their respective directors, officers, employees, stockholders, shareholders, partners, members or representatives or otherwise.

Article V
REPRESENTATIONS AND WARRANTIES OF GSR III

Except as set forth in (a) any GSR III SEC Filings filed or submitted on or prior to the Execution Date (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended to such GSR III SEC Filings) (it being acknowledged that nothing disclosed in such GSR III SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.9 and Section 5.11), or (b) in the disclosure letter delivered by GSR III to the Terra Entities (the “GSR III Disclosure Letter”) on the Execution Date (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered sections in this Article V), GSR III, as applicable, represents and warrants to the Terra Entities as follows:

Section 5.1 Company Organization. GSR III has been duly incorporated, organized or formed and is validly existing as a corporation and in good standing or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, and has the requisite corporate power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. GSR III is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the conduct of business as now conducted requires it to be so licensed or qualified, except where failure to be so licensed or qualified has not had, and would not reasonably be expected to have, individually or in the aggregate, a GSR III Material Adverse Effect. True and complete copies of the Governing Documents of GSR III have been made available to the Terra Entities prior to the Execution Date.

Section 5.2 Due Authorization.

(a) GSR III has all requisite corporate power and authority to (i) execute, deliver and perform under this Agreement and the other documents to which it is or will be a party as contemplated hereby and (ii) consummate the Transactions and perform all obligations to be performed by it under this Agreement and such documents, subject to obtaining the GSR III Shareholder Approval. The execution, delivery and performance by GSR III of this Agreement and the other documents to which GSR III is or will be a party as contemplated hereby and the consummation of the Transactions and thereby have been (A) duly and validly authorized and approved by the Board of Directors of GSR III and (B) determined by the Board of Directors of GSR III as advisable to GSR III and the GSR III Shareholders and recommended for approval by the GSR III Shareholders. No other company proceeding on the part of GSR III is or will be necessary to authorize this Agreement and the other documents to which it is or will be a party as contemplated hereby (other than the GSR III Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will be, duly and validly executed and delivered by GSR III, and this Agreement constitutes, and at or prior to the Closing, the other documents to which it is or will be a party as contemplated hereby will constitute, a legal, valid and binding obligation of GSR III, enforceable against GSR III in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b) Assuming that a quorum (as determined pursuant to the GSR III Governing Documents) is present, approval by the GSR III Shareholders is required (i) in the case of the Business Combination Proposal, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least a simple majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), (ii) in the case of the Merger Proposal, by a special resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least two-thirds majority of the votes cast by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof), and (iii) in the case of other proposals, by an ordinary resolution in accordance with GSR III’s amended and restated articles of association requiring the affirmative vote of at least by a simple majority of the votes cast by the by the holders of the issued GSR III Ordinary Shares entitled to vote thereon and who attend, whether in person or by proxy, at the GSR III Shareholders’ Meeting (or any adjournment thereof).

(c) The foregoing vote is the only vote of any of GSR III’s share capital necessary in connection with entry into this Agreement by GSR III and the consummation of the Transactions, including the Closing.

(d) At either (i) a meeting duly called and held or (ii) by way of unanimous written resolutions the Board of Directors of GSR III has unanimously approved the Transactions as a Business Combination.

Section 5.3 No Violation. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 5.4 and to receipt of the GSR III Shareholder Approval, the execution, delivery and performance by GSR III of this Agreement and the documents to which it is or will be a party as contemplated hereby and the consummation of the Transactions do not and will not (a) violate any provision of, or result in the breach of or default under (in each case, with or without notice or lapse of time, or both) the Governing Documents of GSR III, (b) violate any provision of, or result in the breach of, or default under (in each case, with or without notice or lapse of time, or both) any Law or Governmental Order applicable to GSR III or any of its Subsidiaries, (c) violate any provision of, or result in (in each case, with or without notice or lapse of time, or both) the breach of, result in the loss of any right or benefit (including any forfeiture or reduction in carried interest), require any consent, waiver, approval, authorization, notice or other action by any Person (other than GSR III or its Subsidiaries), or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract or Governmental Permit to which GSR III or any of its Subsidiaries is a party or by which GSR III or any of its Subsidiaries may be bound, or terminate or result in the termination of any such Contract or Governmental Permit or (d) result in the creation of any Lien upon any of the properties or assets of GSR III or any of its Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing has not had, and would not reasonably be expected to have, individually or in the aggregate, a GSR III Material Adverse Effect.

Section 5.4 Governmental Authorizations. Assuming the truth and completeness of the representations and warranties of the Terra Entities contained in this Agreement, no Governmental Authorization is required on the part of GSR III or any of its Subsidiaries with respect to GSR III’s execution, delivery or performance of this Agreement or the Ancillary Agreements or the consummation by GSR III of the Transactions, except for (a) any consents, approvals, authorizations, designations, declarations, waivers, notices or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have (i) a GSR III Material Adverse Effect or (ii) a material adverse effect on the ability of GSR III or its Subsidiaries to perform or comply with on a timely basis any material obligation of GSR III or its Subsidiaries under this Agreement or the Ancillary Agreements or to consummate the Transactions, (b) any consents, approvals, authorizations, designations, declarations, waivers or filings related to the SEC or Nasdaq and (c) the Regulatory Approvals.

Section 5.5 Capitalization of GSR III.

(a) The authorized share capital of GSR III is 221,000,000 divided into (i) 1,000,000 shares of GSR III Preferred Shares, of which no shares are issued and outstanding, (ii) 200,000,000 shares of GSR III Class A Ordinary Shares, of which 23,422,500 shares are issued and outstanding, and (iii) 20,000,000 shares of GSR III Class B Ordinary Shares, of which 5,750,000 shares are issued and outstanding ((i), (ii) and (iii) collectively, the “GSR III Securities”). The foregoing represent all of the issued and outstanding GSR III Securities. All issued and outstanding GSR III Securities (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the GSR III Governing Documents and (2) any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the GSR III Governing Documents or any Contract to which GSR III is a party or otherwise bound; and (D) are free and clear of any Liens other than Permitted Liens.

(b) Subject to the terms and conditions of the GSR III Rights Agreement, each whole GSR III Right is convertible into one share of GSR III Ordinary Share upon the Closing of the Transactions for no consideration. 3,346,071 GSR III Rights are issued and outstanding. All outstanding GSR III Rights (i) have been duly authorized and validly issued and constitute valid and binding obligations of GSR III, enforceable against GSR III in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law and all requirements set forth in the GSR III Governing Documents; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the GSR III Governing Documents or any Contract to which GSR III is a party or otherwise bound.

(c) Except as set forth in Section 5.5 of the GSR III Disclosure Letter, GSR III has not granted any outstanding subscriptions, options, stock appreciation rights, “phantom stock,” warrants, commitments, calls, rights of first refusal, deferred compensation rights, rights or other securities (including debt securities or voting securities) convertible into or exchangeable or exercisable for GSR III Securities, any other commitments, calls, conversion rights, rights of exchange of privilege (whether pre-emptive, contractual or by matter of Law), plans or other arrangements or commitments of any character providing for the issuance of additional shares or any other equity securities of GSR III the sale of treasury shares or other equity interests of GSR III or the value of which is determined by reference to the GSR III Securities, and there are no voting trusts, proxies or agreements of any kind which may obligate GSR III to issue, purchase, register for sale, redeem or otherwise acquire any GSR III Securities.

(d) The GSR III Ordinary Shares are duly authorized and validly issued, fully paid and non-assessable and issued in compliance with applicable Law and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law or the GSR III Governing Documents.

Section 5.6 Internal Controls; Listing; Financial Statements.

(a) Except as not required in reliance on exemptions from various reporting requirements by virtue of GSR III’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), GSR III has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to GSR III, including its consolidated Subsidiaries, if any, is made known to GSR III’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting GSR III’s principal executive officer and principal financial officer to material information required to be included in GSR III’s periodic reports required under the Exchange Act. Since November 7, 2024, GSR III has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of GSR III’s financial reporting and the preparation of GSR III’s financial statements for external purposes in accordance with GAAP.

(b) Each director and executive officer of GSR III has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated under Section 16(a) of the Exchange Act. GSR III has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c) In the past three years, GSR III has complied in all material respects with the applicable listing and corporate governance rules and regulations of Nasdaq. The GSR III Class A Ordinary Shares (prior to the Closing), the GSR III Units (prior to the Closing) and the GSR III Public Rights (prior the Closing) are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq. There is no Proceeding pending or, to the knowledge of GSR III, threatened against GSR III by Nasdaq or the SEC with respect to any intention by such entity to deregister the GSR III Class A Ordinary Shares (prior to the Closing), the GSR III Units (prior to the Closing) and the GSR III Public Rights (prior the Closing) or prohibit or terminate the listing of GSR III Class A Ordinary Shares (prior to the Closing), the GSR III Units (prior to the Closing) and GSR III Public Rights (prior the Closing) on Nasdaq.

(d) GSR III has no Subsidiaries and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. GSR III is not party to any Contract that obligates GSR III to invest money in, loan money to or make any capital contribution to any other Person.

(e) The GSR III SEC Filings contain true and complete copies of the financial statements of GSR III, together with any auditor’s reports thereon (the “GSR III Financial Statements”). Except as disclosed in the GSR III SEC Filings, the GSR III Financial Statements (i) fairly present in all material respects the financial position of GSR III, as at the respective dates of such GSR III Financial Statements, and the results of operations and consolidated cash flows for the respective periods then ended (subject, in the case of any unaudited interim financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (subject, in the case of any unaudited financial statements, to normal year-end audit adjustments (none of which is material) and the absence of footnotes) (except as may be indicated in or in the notes to the GSR III Financial Statements), (iii) in the case of the audited GSR III Financial Statements, were audited in accordance with the standards of the PCAOB, and (iv) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates of such GSR III Financial Statements. The books and records of GSR III have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(f) There are no outstanding loans or other extensions of credit made by GSR III to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of GSR III. GSR III has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(g) Neither GSR III (including any employee of GSR III) nor GSR III’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by GSR III, (ii) any fraud, whether or not material, that involves GSR III’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by GSR III or (iii) any claim or allegation regarding any of the foregoing.

Section 5.7 No Undisclosed Liabilities. There is no liability, debt (including Indebtedness) or obligation of, or claim or judgment of any kind, against, GSR III or any of its Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, due or to become due or otherwise) that would be required to be set forth on a balance sheet of GSR III or any of its Subsidiaries prepared in accordance with GAAP, except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the GSR III Financial Statements or disclosed in the notes of the GSR III Financial Statements included in GSR III SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the GSR III SEC Filings in the ordinary course of business (none of which relates to breach of contract, breach of warranty, tort, infringement, any lawsuit, a violation of Law), (c) that will be discharged or paid off prior to or at the Closing, (d) arising under this Agreement and/or the performance by GSR III of its obligations under this Agreement, or (e) that would not, reasonably be expected to, individually or in the aggregate, result in material liability to GSR III, taken as a whole.

Section 5.8 Litigation and Proceedings. (a) There are no pending or, to the knowledge of GSR III, threatened Legal Proceedings against or by GSR III or its properties, assets or business; (b) no investigations, audits or other inquiries are pending or, to the knowledge of GSR III, threatened by any Governmental Authority, against GSR III or its properties, assets or business; and (c) there is no outstanding Governmental Order imposed upon any GSR III, nor are any properties or assets of GSR III bound by or subject to any Governmental Order, except in the case of each of clauses (a) through (c), as would not reasonably be expected to, individually or in the aggregate, be materially adverse to GSR III, taken as a whole.

Section 5.9 Taxes.

(a) GSR III has duly and timely filed or caused to be duly and timely filed with the appropriate Governmental Authority all material Tax Returns required to be filed by it. All such Tax Returns are true, complete and accurate in all material respects. All material Taxes due and owing by GSR III (whether or not shown on any Tax Returns) have been timely paid. GSR III is not currently the beneficiary of any extension of time within which to file any Tax Return.

(b) No deficiencies for material Taxes with respect to GSR III have been claimed, proposed or assessed by any Governmental Authority, which deficiencies have not been resolved. There are no pending audits, assessments or other actions in respect of material Taxes of GSR III, and no such audits, assessments or other actions have been threatened in writing.

(c) GSR III has not waived any statute of limitations, or agreed to any extension of time, with respect to a material Tax assessment or deficiency, which waiver or extension remains in effect, nor has any request been made in writing for any such extension or waiver.

(d) GSR III has (i) timely withheld and remitted to the appropriate Governmental Authority all material Taxes required to have been withheld and remitted in connection with amounts paid or owing to any employee, independent contractor, other service provider, equity interest holder or other third-party, and (ii) complied in all material respects with all applicable Laws relating to the collection, withholding, and remittance of Taxes and information reporting relating to such Taxes.

(e) There are no Liens with respect to material Taxes on any of the assets of GSR III, other than Permitted Liens.

(f) GSR III has not taken any action, nor to the knowledge of GSR III are there any facts or circumstances that could reasonably be expected to prevent, impair or impeded the Intended U.S. Tax Treatment.

Section 5.10 SEC Filings. GSR III has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since November 7, 2024, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the Execution Date, the “GSR III SEC Filings”). Each of the GSR III SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated under such act applicable to the GSR III SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the Execution Date or the Closing Date, then on the date of such filing), the GSR III SEC Filings did not contain any untrue statement of a material fact or omit to state any material fact required to be stated in the GSR III SEC Filings or necessary in order to make the statements made in the GSR III SEC Filings, in light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the GSR III SEC Filings. To the knowledge of GSR III, none of the GSR III SEC Filings filed on or prior to the Execution Date is subject to ongoing SEC review or investigation as of the Execution Date.

Section 5.11 Trust Account. As of the Execution Date, GSR III has at least $230,000,000 in the Trust Account (including, if applicable, an aggregate of approximately $9,200,000 of deferred underwriting commissions being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of November 7, 2024 between GSR III and Continental Stock Transfer & Trust Company, a New York limited purpose trust company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the GSR III SEC Filings to be inaccurate in any material respect or that would entitle any Person (other than shareholders of GSR III holding GSR III Class A Ordinary Shares (prior to the Closing) sold in GSR III’s initial public offering who shall have elected to redeem their shares of GSR III Class A Ordinary Shares (prior to the Closing) sold in GSR III’s initial public offering who shall have elected to redeem their shares of GSR III Ordinary Share (prior to the Closing) pursuant to the GSR III Governing Documents and the underwriters of GSR III’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all GSR III Share Redemptions. There are no proceedings pending or, to the knowledge of GSR III, threatened with respect to the Trust Account. GSR III has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach under the Trust Agreement. As of the Closing, the obligations of GSR III to dissolve or liquidate pursuant to the GSR III Governing Documents shall terminate, and as of the Closing, GSR III shall have no obligation whatsoever pursuant to the GSR III Governing Documents to dissolve and liquidate the assets of GSR III by reason of the consummation of the Transactions. To the knowledge of GSR III, as of the Execution Date, following the Closing, no GSR III Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such GSR III Shareholder is exercising a GSR III Share Redemption. As of the Execution Date, assuming the accuracy of the representations and warranties of the Terra Entities contained in this Agreement and the compliance by the Terra Entities with their respective obligations under this Agreement, GSR III has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to GSR III on the Closing Date.

Section 5.12 Investment Company Act; JOBS Act. GSR III is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. GSR III constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.13 Absence of Changes. Since December 31, 2024, (a) there has not been any GSR III Material Adverse Effect and (b) GSR III has, in all material respects, conducted its business and operated its properties in the ordinary course of business consistent with past practice.

Section 5.14 Anti-Corruption Compliance; Sanctions; PATRIOT ACT.

(a) For the past three years, none of GSR III or any of its Subsidiaries, nor, to the knowledge of GSR III, any director, officer, employee, member, equityholder, manager, representative or agent acting on behalf of GSR III or any of its Subsidiaries, has, directly or indirectly (i) made or attempted to make or promised to pay, any contribution, gift, bribe, rebate, payoff, influence payment or kickback or promised to give or authorized such a promise or gift, of any money or anything of value or other payment, to (A) any official or employee of a Governmental Authority, any political party or official of any political party, or any candidate for political office or (B) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office for the purpose of influencing any official act or decision of such official or inducing him, her or it to use his, her or its influence: (1) to obtain favorable treatment for business or contracts secured, (2) to pay for favorable treatment for business or contracts secured, (3) to obtain special concessions or for special concessions already obtained or (4) in violation of any requirement of applicable Anti-Bribery Laws in each jurisdiction where GSR III is conducting or has conducted business, or (ii) established or maintained any unlawful fund or asset that has not been recorded in GSR III’s books and records, except, in each case, to the extent any payments or failure to so record would not have, individually or in the aggregate, a GSR III Material Adverse Effect.

(b) Each of GSR III and its Subsidiaries, have instituted and maintain policies and procedures reasonably designed to ensure compliance in all material respects with the Anti-Bribery Laws.

(c) To the knowledge of GSR III, as of the Execution Date, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to GSR III or its Subsidiaries.

(d) None of GSR III or its Subsidiaries nor, to the knowledge of GSR III, any director, officer, employee, agent, Affiliate or representative of GSR III or its Subsidiaries, is an individual or entity that is, or is owned or controlled by, any individual or entity that is (i) currently the subject or target of any Sanctions, (ii) included on OFAC’s List of Specially Designated Nationals, the Consolidated Canadian Autonomous Sanctions List, Her Majesty’s Treasury’s Consolidated List of Financial Sanctions Targets and the Investment Ban List, or any similar list enforced by any other relevant sanctions authority or (iii) located, organized or resident in a Designated Jurisdiction.

(e) To the extent applicable, GSR III and its Subsidiaries are in compliance, in all material respects, with (i) the Trading with the Enemy Act and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V) and any other enabling legislation or Governmental Order relating to the Trading with the Enemy Act and (ii) the PATRIOT Act.

Section 5.15 Indebtedness; Transaction Expenses. GSR III does not have any Indebtedness. Section 5.15 of the GSR III Disclosure Letter lists each expected payee of GSR III Transaction Expenses as of the Closing, together with an estimate of the amount of such expenses.

Section 5.16 Business Activities.

(a) Since its organization, GSR III has not conducted any business activities other than activities related to GSR III’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the GSR III Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the Transactions, there is no Contract to which GSR III is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of GSR III or any acquisition of property by GSR III or the conduct of business by GSR III as currently conducted or as contemplated to be conducted as of the Closing, other than such effects which have not had, and would not reasonably be expected, individually or in the aggregate, to interfere with, prevent or materially delay the ability of GSR III to enter into and perform their obligations under this Agreement.

(b) Except for the transactions contemplated by this Agreement and the Ancillary Agreements, GSR III does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c) As of the Execution Date and except for this Agreement, the Ancillary Agreements and Transactions (including with respect to GSR III Transaction Expenses), GSR III is not party to any Contract with any other Person that would require payments by GSR III or any of its Subsidiaries after the Execution Date in excess of $75,000 in the aggregate with respect to any individual Contract.

Section 5.17 Nasdaq Stock Market Quotation. The GSR III Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GSRTU.” The GSR III Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq under the symbol “GSRT”. The GSR III Public Rights are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the Nasdaq under symbol “GSRTR”. GSR III is in compliance with the rules of the Nasdaq and there is no Action or proceeding pending or, to the knowledge of GSR III, threatened against GSR III by Nasdaq or the SEC with respect to any intention by such entity to deregister the GSR III Units, GSR III Class A Ordinary Shares or GSR III Public Rights or terminate the listing of GSR III Units, GSR III Class A Ordinary Shares or GSR III Public Rights on Nasdaq. Neither GSR III nor any of its Affiliates has taken any action in an attempt to terminate the registration of the GSR III Units, GSR III Class A Ordinary Shares or GSR III Public Rights under the Exchange Act except as contemplated by this Agreement.

Section 5.18 Brokers’ Fees. Except fees described on Section 5.18 of the GSR III Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the Transactions based upon arrangements made by GSR III or any of its Affiliates or for which the Terra Entities may become liable.

Section 5.19 No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision of this Agreement, each of GSR III, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that GSR III has made its own investigation of the Terra Entities and that neither the Terra Entities nor any of their Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Terra Entities in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Terra Entities or their Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Terra Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by GSR III or its representatives) or reviewed by GSR III pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to GSR III or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Terra Entities, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, GSR III understands and agrees that any assets, properties and business of the Terra Entities and their Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

Section 5.20 No Additional Representation or Warranties. Except as provided in this Article V, neither GSR III nor any its Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, shareholders, partners, members or representatives has made, or is making, any express or implied representation or warranty whatsoever to the Terra Entities or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Terra Entities or their Affiliates. Without limiting the foregoing, GSR III acknowledges that GSR III, together with its advisors, has made its own investigation of the Terra Entities and their respective Subsidiaries and, except as provided in Article IV, is not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Terra Entities or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of the Terra Entities and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by GSR III or any of its Affiliates or any of their respective directors, officers, employees, stockholders, shareholders, partners, members or representatives or otherwise.

Article VI
COVENANTS OF THE TERRA ENTITIES

Section 6.1 Conduct of Business. Except (i) as expressly contemplated or permitted by this Agreement (including the Terra Pre-Closing Restructuring Plan) or the Ancillary Agreements or in connection with the Transactions (including the Terra Pre-Closing Restructuring), (ii) as required by applicable Law, (iii) as set forth on Section 6.1 of the Terra Disclosure Letter or (iv) as consented to by GSR III in writing (which consent shall not be unreasonably conditioned, withheld or delayed), from the Execution Date through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), each of the Terra Entities shall, and shall cause their Subsidiaries to, use reasonable best efforts to operate the business of the Terra Entities in the ordinary course. Without limiting the generality of the foregoing, except (A) as expressly contemplated or permitted by this Agreement (including the Terra Pre-Closing Restructuring Plan) or the Ancillary Agreements, (B) as required by applicable Law, (C) as set forth on Section 6.1 of the Terra Disclosure Letter or (D) as consented to by GSR III in writing (which consent shall not be unreasonably conditioned, withheld or delayed), the Terra Entities shall not, and shall cause their Subsidiaries not to:

(a) change or amend the respective Governing Documents of any Terra Entity in any material respect, except as otherwise required by Law and the Terra Pre-Closing Restructuring Plan;

(b) make or declare any dividend or distribution to the stockholders, quotaholders, or members, as applicable, of any Terra Entity or make any other distributions in respect of any Terra Entity’s capital stock or equity interests, except for dividends and distributions by a Terra Entity to another Terra Entity;

(c) split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Terra Entities’ capital stock or equity interests, except for any such transaction by a Terra Entity that remains a Terra Entity after consummation of such transaction;

(d) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Terra Entities, except for (i) the acquisition by the Terra Entities of any shares of capital stock, membership interests or other equity interests of the Terra Entities in connection with the forfeiture or cancellation of such interests and (ii) transactions between a Terra Entity and another Terra Entity;

(e) sell, assign, transfer, convey, lease, exclusively license, sublease, abandon, permit to lapse, mortgage, pledge, encumber or otherwise dispose of any material tangible or intangible assets or properties of the Terra Entities except for (i) in the ordinary course of business, (ii) transactions among the Terra Entities and (iii) as related to the refinancing of any Indebtedness of the Terra Entities (including, the refinancing or negotiation of any capital leases of the Terra Entities);

(f) acquire any ownership interest in any real property;

(g) make an acquisition of (whether by merger, stock or asset purchase or otherwise), capital investment in, or any loan to (or series of acquisitions, capital investments or loans), any other Person;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law, or (viii) take any action or fail to take any action that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

(i) (i) issue any additional Terra Entity interests or securities exercisable for or convertible into Terra Entity interests or (ii) grant any options, warrants or other equity-based awards that relate to the equity of any Terra Entity, in each case other than issuances to any other Terra Entity;

(j) adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization, equity split, redemption, purchase of its or any of its Subsidiaries’ equity interests or other reorganization of the Terra Entities;

(k) commence, waive, release, settle, compromise or otherwise resolve any Legal Proceedings, except in the ordinary course of business or where such waivers, releases, settlements or compromises involve only the payment of monetary damages (i) in an amount less than $200,000 in the aggregate (excluding any amounts paid or payable by an insurance provider) or (ii) that imposed any material non-monetary obligation on GSR III;

(l) make or commit to make capital expenditures (other than capital expenditures made in the ordinary course of business consistent with past practices) in excess of $200,000, except for such capital expenditures included in the 2024 or 2025 budget of the Terra Entities previously made available to GSR III;

(m) incur, assume or guarantee any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of any Terra Entity or guaranty any debt securities of another Person;

(n) other than as such actions may be taken pursuant to the terms of any Terra Benefit Plan in effect as of the Execution Date, (i) adopt, establish, enter into, terminate, modify or amend any Terra Benefit Plan or any benefit or compensation plan, policy, program, agreement or arrangement that would be a Terra Benefit Plan if in effect as of the Execution Date, other than (A) as required by applicable Law or (B) a non-material amendment to a Terra Benefit Plan that affects all employees participating in such Terra Benefit Plan on a non-discriminatory basis and that does not result in a material increase in costs to the Terra Entities, (ii) accelerate the vesting or payment of any compensation or benefits to any current or former director, officer, employee or other individual service provider of any Terra Entity under any Terra Benefit Plan, Contract or otherwise, or (iii) recognize any union or similar employee representative body for purposes of collective bargaining or negotiate or enter into any CBA other than as required by applicable Law;

(o) other than as such actions may be taken pursuant to the terms of any Terra Benefit Plan in effect as of the Execution Date, (i) grant any increase in the cash compensation or benefits payable to any current or former director, officer, employee or other individual service provider of any Terra Entity, other than increases in compensation in the ordinary course consistent with past practice, or (ii) enter into any new employment agreement with any Person, or amend any existing employment agreement with any current or former director, officer, or employee whose annual base salary would exceed, or during the preceding 12-month period exceeded, $150,000;

(p) terminate the employment or engagement of any director, officer, employee or other service provider of any Terra Entity (other than terminations of an employee for “cause” (which shall include, for clarity, a termination for performance issues)), unless the applicable Terra Entity consults with GSR III before terminating such individual;

(q) enter into any Related Party Transaction;

(r) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(s) enter into any material new line of business or materially change any of its businesses in any manner (whether through any subsidiary or otherwise);

(t) enter into any Contract to do any action prohibited under this Section 6.1; or

(u) (i) allow any necessary permits, licenses, or approvals that are material to the operation of the business to lapse or become non-compliant with applicable laws and regulations; or (ii) take any actions or omissions that would result in the expiration or invalidation of any such permits.

Section 6.2 Inspection. Subject to confidentiality obligations that may be applicable to information furnished to the Terra Entities or any of their respective Subsidiaries, any Terra Entity or its Subsidiaries by third parties that may be in the Terra Entities’ or any of their Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), to the extent permitted by applicable Law, the Terra Entities shall, and shall cause their Subsidiaries to, afford to GSR III and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Terra Entities and their Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Terra Entities and their Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Terra Entities and their Subsidiaries that are in the possession of the Terra Entities or their Subsidiaries as such representatives may reasonably request; provided, that (i) such access shall not include any Phase II invasive or intrusive investigations, testing, sampling or analysis of any properties, facilities or equipment of the Terra Entities or their Subsidiaries without the prior written consent of Terra OpCo and (ii) the Terra Entities shall not be obligated under this Section 6.2 to provide access to any information relating to trade secrets or know-how of the Terra Entities. All information obtained by GSR III and its representatives shall be subject to the Confidentiality Agreement.

Section 6.3 Closing Spreadsheet.

(a) Terra OpCo shall prepare and deliver to GSR III, in accordance with this Section 6.3, a spreadsheet (the “Closing Spreadsheet”) in form and substance reasonably satisfactory to GSR III, which spreadsheet shall be dated as of the Closing Date and shall set forth the following information (in addition to the other required data and information specified in the Closing Spreadsheet), as of immediately prior to the Closing:

(i) on a holder by holder basis for each Terra OpCo Quotaholder, (A) the number of shares of Terra OpCo held by each holder immediately prior to the Terra Pre-Closing Restructuring Plan, (B) the number of PubCo Ordinary Shares held by each holder immediately prior to Closing after giving effect to the Terra Pre-Closing Restructuring Plan and (C) such holder’s Pro Rata Portion of the PubCo Preferred Shares;

(ii) on a holder by holder basis for each GSR III Shareholder, (A) based on the number of GSR III Ordinary Shares held by each holder as of immediately prior to the Closing (and after giving effect to any redemptions), the number of PubCo Ordinary Shares each GSR III Shareholder shall hold upon the consummation of the Merger;

(iii) the calculation of the aggregate GSR III Transaction Expenses (which information shall be supplied to Terra OpCo by GSR III as soon as practicable in advance of such delivery date for a draft Closing Spreadsheet set forth in Section 6.3(b) below), but in any event at least 10 Business Days prior to the Closing Date;

(iv) the calculation of the aggregate Terra Transaction Expenses; and

(v) a funds flow memorandum setting forth applicable wire transfer instructions and other information reasonably requested by GSR III.

(b) Terra OpCo shall prepare and deliver to GSR III a draft of the Closing Spreadsheet not later than five Business Days prior to the Closing Date and a final version of the Closing Spreadsheet to GSR III not later than two Business Days prior to the Closing Date. In the event that GSR III notifies Terra OpCo that there are errors in the draft of the Closing Spreadsheet, Terra OpCo and GSR III shall discuss the related items in good faith and Terra OpCo shall, upon reasonably determining that there are errors in the draft of the Closing Spreadsheet, correct such errors prior to delivering the final version of the same in accordance with this Section 6.3. Without limiting the foregoing, Terra OpCo shall provide to GSR III, together with the Closing Spreadsheet, such supporting documentation, information and calculations as are reasonably necessary for GSR III to verify and determine the calculations, amounts and other matters set forth in the Closing Spreadsheet.

Section 6.4 Acquisition Proposals. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Terra Entities and their Subsidiaries shall not, and the Terra Entities shall instruct and use their respective reasonable best efforts to cause their respective representatives not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning any Terra Entities or their respective Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of any Terra Entities or their respective Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover Laws of any state with respect to an Acquisition Proposal, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, Terra Entities, their respective Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions taken in connection with (i) the Terra Pre-Closing Restructuring and (ii) the arrangement of financing in order to facilitate the consummation of the Transactions or for the financing of the Terra Entities following the Closing.

Section 6.5 Support of Transaction. Without limiting any covenant contained in Article VI or Article VIII, the Terra Entities shall, and shall cause their respective Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of the Terra Entities or their respective Subsidiaries or Affiliates are required to obtain in order to consummate the Transactions, including required Governmental Authorizations, and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 6.6 Confidentiality. All non-public information of GSR III provided to the Terra Entities pursuant to this Agreement shall be treated as confidential pursuant to the terms of this Section 6.6. Except as otherwise provided in this Agreement, the Terra Entities shall, and shall cause each of their respective Subsidiaries to, hold in confidence, and the Terra Entities shall not, and shall cause any of their respective Subsidiaries to not, disclose any non-public information of GSR III provided under this Agreement, including exercising the same degree of care as the Terra Entities exercise with their own confidential or proprietary information of a similar nature. The Terra Entities and their respective Subsidiaries acknowledge and agree that some of the information provided to the Terra Entities and their respective Subsidiaries pursuant to this Section 6.6 may be considered “material non-public information” for purposes of securities Laws, and the Terra Entities shall, and shall cause their respective Subsidiaries to, abide by all securities Laws relating to the handling of and acting upon material non-public information of or regarding GSR III. The Terra Entities shall, and shall cause their respective Subsidiaries to, only use any such non-public information for purposes of consummating the transactions contemplated by this Agreement. The Terra Entities shall not, and shall cause their respective Subsidiaries to not, disclose any portion of such non-public information to any person other than its or their and their respective Affiliates’ managers, members, stockholders, shareholders, officers, directors, partners, employees, legal counsel, accountants, advisors, agents and consultants (collectively, “Representatives”) and who “need to know” such non-public information in order to consummate the transactions contemplated by this Agreement. The Terra Entities and their respective Subsidiaries shall be responsible for any breach of this Section 6.6 by any of its Representatives, and agrees, at its sole expense, to take commercially reasonable measures to restrain its Representatives from prohibited or unauthorized disclosure or use of such non-public information. Notwithstanding anything contained in this Agreement to the contrary, this Section 6.6 shall not (a) prohibit the Terra Entities and their respective Subsidiaries from disclosing any such non-public information (x) to the extent required in order for the Terra Entities and their respective Subsidiaries to comply with applicable Law, provided that the Terra Entities and their respective Subsidiaries, to the extent permitted by applicable Law, provides prior written notice of such required disclosure to GSR III and uses reasonable best efforts to avoid or minimize the extent of such disclosure, at GSR III’s sole expense or (y) if such non-public information becomes generally available to the public other than as a result of disclosure by the Terra Entities or their respective Subsidiaries or their respective Representatives in breach of this or (b) prohibit or limit the Terra Entities, their respective Subsidiaries and their Affiliates from disclosing customary or any other reasonable information concerning the transactions contemplated hereby to the Terra Entities’ and their respective Subsidiaries’ investors, prospective investors and advisors bound by customary confidentiality provisions. Notwithstanding the foregoing, any non-public information of GSR III provided to the Terra Entities and their respective Subsidiaries pursuant to this Agreement may be disclosed, and no notice as referenced above is required to be provided, pursuant to requests or demands by any Governmental Authority with jurisdiction over the Terra Entities, their respective Subsidiaries or their Representatives and not directed at GSR III or the transactions contemplated by this Agreement; provided, that the Terra Entities, their respective Subsidiaries or their Representatives, as applicable, inform any such authority of the confidential nature of the information disclosed to them and request they keep such information confidential in accordance with such Governmental Authority’s policies and procedures.

Section 6.7 Indemnification and Insurance.

(a) From and after the Closing, Terra OpCo agrees that it shall, and shall cause the Terra Entities to, indemnify and hold harmless each present and former director and officer of (x) any Terra Entity (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Terra Entities under this Agreement) (the “Terra Indemnified Parties”) and (y) GSR III and each of its Subsidiaries (the “GSR III Indemnified Parties” together with the Terra Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing, to the fullest extent that GSR III, the Terra Entities or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement or other Governing Documents in effect on the Execution Date to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Terra OpCo shall, and shall cause the Terra Entities to (i) maintain for a period of not less than six years from the Closing provisions in its certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of GSR III’s, its Subsidiaries’ and the Terra Entities’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, operating agreement, limited liability partnership agreement, limited liability limited partnership agreement and other Governing Documents of GSR III, the Terra Entities or their respective Subsidiaries, as applicable, in each case, as of the Execution Date; (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons under such provisions, in each case, except as required by Law; and (iii) Terra OpCo shall, and shall cause the Terra Entities to, as applicable, perform and discharge all obligations to provide such indemnity and exculpation during such six year period.

(b) For a period of six years from the Closing, Terra OpCo shall, and shall cause the Terra Entities to, maintain in effect directors’ and officers’ liability insurance covering those D&O Indemnified Parties on terms not less favorable than the terms of such current insurance coverage for such D&O Indemnified Parties (true, correct and complete copies of which have been made available to GSR III or Terra OpCo, as applicable), except that in no event shall the Terra Entities be required to pay an annual premium for such insurance in excess of 200% of the aggregate annual premium payable by GSR III or the Terra Entities, as applicable, for such insurance policy for the year ended December 31, 2024; provided, however, that (i) Terra OpCo or the other Terra Entities shall cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six-year “tail” policy with respect to claims existing or occurring at or prior to the Closing and if and to the extent such policies have been obtained prior to the Closing with respect to any such D&O Indemnified Parties, Terra OpCo shall maintain (and cause the Terra Entities to maintain) such policies in effect and continue to honor the obligations under such policies, and (ii) if any claim is asserted or made within such six-year period, any insurance required to be maintained under this Section 6.7 shall be continued in respect of such claim until the final disposition of such claim.

(c) Notwithstanding anything contained in this Agreement to the contrary, this Section 6.7 shall survive the Closing indefinitely and shall be binding, jointly and severally, on the Terra Entities and all successors and assigns of the Terra Entities. In the event that any of the Terra Entities or any of their respective successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, the Terra Entities shall ensure that proper provision shall be made so that the successors and assigns of any of the Terra Entities, as the case may be, shall succeed to the obligations set forth in this Section 6.7.

(d) The provisions of this Section 6.7(a)-(d): (i) are intended to be for the benefit of, and shall be enforceable by, each Person who is now, or who has been at any time prior to the Execution Date or who becomes prior to the Closing, a D&O Indemnified Party, his or her heirs and his or her personal representatives, (ii) shall be binding on the Terra Entities and their successors and assigns, (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have, whether pursuant to Law, Contract, Governing Documents, or otherwise and (iv) shall survive the consummation of the Closing and shall not be terminated or modified in such a manner as to adversely affect any D&O Indemnified Party without the consent of such D&O Indemnified Party.

(e) On the Closing Date, the parties shall cause PubCo to enter into customary indemnification agreements reasonably satisfactory to Terra OpCo and GSR III with the post-Closing directors and officers of PubCo, which indemnification agreements shall continue to be effective following the Closing.

Section 6.8 Preparation and Delivery of Quarterly Financial Statements.

(a) As soon as reasonably practicable, Terra OpCo shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of and for the three-months ended March 31, 2025 and 2024 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2025 Q1 Financial Statements”); provided that upon delivery of such 2025 Q1 Financial Statements, the representations and warranties set forth in Section 4.7 shall be deemed to apply to the 2025 Q1 Financial Statements with the same force and effect as if made as of the Execution Date.

(b) If the Closing has not occurred prior to June 30, 2025, as soon as reasonably practicable following June 30, 2025, Terra OpCo shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of the three-months ended June 30, 2025 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2025 Q2 Financial Statements”); provided, that upon delivery of such 2025 Q2 Financial Statements, the representations and warranties set forth in Section 4.7 as related to the 2025 Q1 Financial Statements shall be deemed to apply to the 2025 Q2 Financial Statements with the same force and effect as if made as of the Execution Date.

(c) If the Closing has not occurred prior to September 30, 2025, as soon as reasonably practicable following September 30, 2025, Terra OpCo shall deliver to GSR III the unaudited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in members’ equity of Terra Entities as of and for the three-month period ended September 30, 2025 (subject to normal and recurring year-end adjustments and the absence of footnotes) (the “2025 Q3 Financial Statements”); provided, that upon delivery of such 2025 Q3 Financial Statements, the representation and warranties set forth in Section 4.7 as related to the 2025 Q1 Financial Statements shall be deemed to apply to the 2025 Q3 Financial Statements with the same force and effect as if made as of the Execution Date.

Section 6.9 Terra Information Supplied. None of the information supplied or to be supplied by any Terra Entity specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the GSR III Shareholders or at the time of the GSR III Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by any Terra Entity or that are included in the Proxy Statement). Notwithstanding the foregoing, the Terra Entities make no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by GSR III for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement. The Financial Statements, as well as any interim semi-annual unaudited consolidated financial statements that will be included in the Proxy Statement and any other filings to be made by the Terra Entities with the SEC in connection with the Transactions, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of the Terra Entities as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

Section 6.10 Conduct of Business of Terra MergerCo. From and after the date of Terra MergerCo formation until the earlier of the Closing or the termination of this Agreement in accordance with its terms, Terra MergerCo shall not take any action, or engage in any activities or business, nor incur any liabilities or obligations, other than (a) those that are incident to its organization, (b) the execution of this Agreement or any Ancillary Agreements to which it is or will be a party, (c) those that are expressly contemplated by this Agreement or any Ancillary Agreements (including the enforcement of any of its rights or the performance of any of its obligations under this Agreement or any Ancillary Agreements and the consummation of the transactions contemplated hereby or thereby) or (d) those that are consented to in writing by GSR III (such consent not to be unreasonably withheld, conditioned or delayed).

Section 6.11 Completion of Terra Pre-Closing Restructuring. Prior to Closing, the Terra Entities shall use its reasonable best efforts to complete the Terra Pre-Closing Restructuring in accordance with the Terra Pre-Closing Restructuring Plan. Immediately following their respective formations, each of New TopCo and Terra MergerCo shall execute a joinder agreement substantially in the form attached hereto as Exhibit C, acknowledging and agreeing to be bound by the terms and conditions of this Agreement that Terra OpCo is bound, mutatis mutandis.

Section 6.12 Terra Business Ownership. Terra Business Ownership. Prior to the Closing Date, Terra OpCo shall deliver to GSR III agreements, in form and substance reasonably satisfactory to GSR III, executed by each of the individuals listed on Section 6.12 of the Terra Disclosure Letter (a) representing and confirming that such individual does not own or have any rights or claims to the business of any Terra Entity (as currently conducted and as contemplated to be conducted, including any component of such business, the “Terra Business”) and that all of the Terra Business is owned by Terra OpCo and (b) effective as of the Execution Date, irrevocably releasing and indemnifying Terra OpCo from and against any claims such individual may have against Terra OpCo in respect of the Terra Business. Notwithstanding the foregoing, none of such individuals will release, and this Section 6.12 shall not be deemed to affect: (i) any obligation of any Terra Entity pursuant to (A) this Agreement or any other agreement ancillary hereto or any of the transactions contemplated hereby or thereby, (B) any employment agreement with such individual, (C) any other agreement with such individual to the extent disclosed on the Terra Disclosure Letter, or (C) any Governing Documents of such Terra Entity to the extent providing indemnification for directors and officers of a Terra Entity; or (ii) any right of such individual under this Agreement or any agreement ancillary hereto.

Article VII
COVENANTS OF GSR III

Section 7.1 Trust Account Proceeds and Related Available Equity.

(a) Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice of such satisfaction or waiver to the Trustee (which notice GSR III shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, GSR III (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to GSR III Shareholders pursuant to the GSR III Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to GSR III for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 7.2 Transaction Financings. From the Execution Date until the earlier of the Closing or the termination of this Agreement in accordance with Section 10.1, each of GSR III and Terra OpCo agrees to use its commercially reasonable efforts to obtain financing arrangements (including, a committed equity financing facility, bridge financing, convertible loans, private equity raises, forward purchase agreement(s) or any other similar debt or equity financing) for the benefit of PubCo and the other Terra Entities following the Closing (such financing, the “Transaction Financing”) on terms and conditions, including as to amounts, acceptable to GSR III and Terra OpCo.

Section 7.3 GSR III Nasdaq Listing. From the Execution Date until the Merger, GSR III shall ensure that GSR III remains listed as a public company on Nasdaq.

Section 7.4 No Solicitation by GSR III. From the Execution Date until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article IX, GSR III shall not, and shall cause its Subsidiaries not to, and GSR III shall instruct its and their representatives not to, (a) make any proposal or offer that constitutes an Alternative Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to an Alternative Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Alternative Business Combination Proposal, in each case, other than to or with the Terra Entities and their respective representatives. From and after the Execution Date, GSR III shall, and shall instruct its officers and directors to, and GSR III shall instruct and cause its representatives, its Subsidiaries and their respective representatives to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to an Alternative Business Combination Proposal (other than the Terra Entities and their respective representatives).

Section 7.5 GSR III Conduct of Business. During the Interim Period, GSR III shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement, as required by applicable Law or as consented to by Terra OpCo in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as contemplated by this Agreement or as consented to by Terra OpCo in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), GSR III shall not, and GSR III shall cause its Subsidiaries not to, except as otherwise contemplated by this Agreement or the Ancillary Agreements or as required by Law:

(a) seek any approval from the GSR III Shareholders to change, modify or amend the Trust Agreement or the GSR III Governing Documents, except as contemplated by the Transaction Proposals;

(b) (i) make or declare any dividend or distribution to the shareholders of GSR III or make any other distributions in respect of any of GSR III’s or any of its Subsidiary’s capital stock, share capital or equity interests, (ii) split, combine, reclassify or otherwise amend any terms of any shares or series of GSR III’s or any of its Subsidiary’s capital stock or equity interests or (iii) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of GSR III or any of its Subsidiaries;

(c) other than as expressly required by the Sponsor Support Agreement, enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of GSR III or any of its Subsidiaries (including, for the avoidance of doubt, (x) Sponsor and (y) any Person in which Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(d) incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of GSR III or any of its Subsidiaries or guaranty any debt securities of another Person, other than any Indebtedness for borrowed money or guarantee incurred in the ordinary course of business necessary to finance its ordinary course administrative costs and expenses and transaction expenses incurred in connection with the transactions contemplated by this Agreement in an aggregate principal amount not to exceed $150,000;

(e) incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any material liabilities, debts or obligations, other than Indebtedness permitted to be incurred under Section 7.5(d) and other fees and expenses for professional services incurred in the ordinary course in support of the transactions contemplated by this Agreement;

(f) (i) issue any GSR III Ordinary Share or securities exercisable for or convertible into GSR III Ordinary Share, other than the issuance of the GSR III Ordinary Share pursuant to this Agreement or (ii) grant any options, warrants or other equity-based awards with respect to GSR III Ordinary Share not outstanding on the Execution Date;

(g) change an annual accounting period for GAAP or adopt or change any material accounting method used by it for GAAP or adopt any material accounting method unless required by GAAP;

(h) (i) change any method of accounting for Tax purposes, (ii) make, change or revoke any material Tax election, (iii) enter into any closing agreement relating to material Taxes, (iv) settle, concede, compromise or abandon any Tax claim or assessment with respect to material Taxes, (v) surrender any right to claim a material refund of Taxes, (vi) consent to any extension or waiver of the statute of limitations applicable to any material Tax claim or assessment, (vii) file any amended Tax Return with respect to material Taxes, except as required by applicable Law, or (viii) take any action or fail to take any action that could reasonably be expected to prevent or impede the Intended U.S. Tax Treatment;

(i) acquire any ownership interest in any real property;

(j) acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division of such organization;

(k) except as reasonably necessary to consummate the Transactions, enter into, renew, modify or revise any Contract; or

(l) enter into any Contract to do any action prohibited under this Section 7.5.

Section 7.6 GSR III Public Filings. From the Execution Date through the Closing, GSR III will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.7 [RESERVED].

Section 7.8 Support of Transaction. Without limiting any covenant contained in Article VII or Article VIII, GSR III shall, and shall cause its Subsidiaries to (a) use reasonable best efforts to obtain all material consents and approvals of third parties that any of GSR III or its Affiliates are required to obtain in order to consummate the Transactions and (b) take such other action as may be reasonably necessary or as another party to this Agreement may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the Transactions as soon as practicable.

Section 7.9 Post-Closing Directors and Officers of PubCo. Subject to the terms of the Governing Documents of PubCo, PubCo shall take all such action within its power as may be necessary or appropriate such that immediately following the Closing:

(a) the Board of Directors of PubCo shall consist of seven directors, (i) two of which shall be designated by the Sponsor (the “GSR Designated Directors”), and (ii) five of which shall be designated by Terra OpCo prior to the Closing (the “Terra Designated Directors”); and

(b) the initial officers of PubCo shall be as set forth on Section 7.9(b) of the Terra Disclosure Letter, who shall serve in such capacity in accordance with the terms of the Governing Documents of PubCo following the Closing.

Section 7.10 GSR III Information Supplied. None of the information supplied or to be supplied by GSR III specifically for inclusion in the Proxy Statement will, at the date on which the Proxy Statement is first mailed to the GSR III Shareholders or at the time of the GSR III Shareholders’ Meeting, include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading (subject to the qualifications and limitations set forth in the materials provided by GSR III or that are included in the Proxy Statement). Notwithstanding the foregoing, GSR III makes no representation, warranty or covenant with respect to (a) statements made or incorporated by reference therein based on information supplied by the Terra Entities for inclusion or incorporation by reference in the Proxy Statement or (b) any projections or forecasts included in the Proxy Statement. The Financial Statements, as well as any interim semi-annual unaudited consolidated financial statements that will be included in the Proxy Statement and any other filings to be made with the SEC in connection with the Transactions, (i) will be prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and (ii) will fairly present, in all material respects, the financial position, results of operations and cash flows of GSR III as of the date thereof and for the period indicated therein, except as otherwise specifically noted therein.

Article VIII
JOINT COVENANTS

Section 8.1 Regulatory Approvals; Other Filings.

(a) GSR III shall cooperate in good faith with the Terra Entities and any Governmental Authority and undertake promptly any and all action required to satisfy the Regulatory Approvals and complete lawfully the Transactions as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to (x) consummate the Transactions as contemplated hereby and (y) avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Governmental Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Transactions.

(b) With respect to each of the Regulatory Approvals and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, GSR III shall (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under any applicable Laws prescribed or enforceable by any Governmental Authority for the Transactions and to resolve any objections as may be asserted by any Governmental Authority with respect to the Transactions; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Terra Entities shall promptly furnish to GSR III, and GSR III shall promptly furnish to the Terra Entities, copies of any notices or substantive written communications received by such party or any of its Affiliates from any Governmental Authority with respect to the Transactions, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the Transactions; provided, that none of the parties shall enter into any agreement with any Governmental Authority relating to any Regulatory Approval contemplated in this Agreement without the prior written consent of the other parties. To the extent not prohibited by Law, the Terra Entities agree to provide GSR III and its counsel, and GSR III agrees to provide the Terra Entities and their counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person, by telephone or video conference, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the Transactions. Each of the Terra Entities and GSR III agree to make all filings under Antitrust Laws (if any) as soon as practicable after execution of this Agreement, and to provide all information reasonably required of such Person and to reasonably cooperate with each other in connection with the Regulatory Approvals. To the extent applicable, the parties shall request early termination of the applicable waiting period under any Antitrust Law.

(c) Without limiting the generality of the forgoing, GSR III shall use reasonable best efforts to take any and all actions necessary to consummate the Transactions in accordance with the terms of this Agreement.

(d) Subject to Section 9.1, the Terra Entities, on the one hand, and GSR III, on the other, shall each be responsible for and pay one-half of the filing fees payable to the Governmental Authorities in connection with the Transactions.

Section 8.2 Preparation of Registration Statement.

(a) As promptly as practicable after the execution of this Agreement, GSR III and the Terra Entities shall jointly prepare and file with the SEC, mutually acceptable materials which shall include the proxy statement to be filed by GSR III with the SEC as part of the registration statement (including such proxy statement, the “Registration Statement”) and sent to the GSR III Shareholders relating to the GSR III Shareholders’ Meeting (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”. Each of GSR III and the Terra Entities shall use its reasonable best efforts to cause the Registration Statement to comply with the rules and regulations promulgated by the SEC, and to obtain all necessary state securities law or “Blue Sky” permits and other required approvals required to carry out the transactions contemplated hereby. Each of GSR III and the Terra Entities agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, shareholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the Transactions, or any other statement, filing, notice or application made by or on behalf of GSR III, the Terra Entities or their respective Subsidiaries to any regulatory authority (including Nasdaq) in connection with the Transactions (the “Solicitation Documents”). GSR III and the Terra Entities shall cooperate in responding to all SEC comments and causing the SEC to declare the Registration Statement effective. As soon as possible after the Registration Statement is declared effective, GSR III will cause the Proxy Statement to be mailed to the GSR III Shareholders in each case promptly in compliance with applicable Law.

(b) To the extent not prohibited by Law, each of GSR III and the Terra Entities will advise the other parties, as promptly as practicable after such party receives notice of such time, of the time when the Registration Statement or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the GSR III Ordinary Share for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information. To the extent not prohibited by Law, each of GSR III and the Terra Entities and their counsel shall be given a reasonable opportunity to review and comment on the Registration Statement and any Solicitation Document each time before any such document is filed with the SEC by GSR III or GSR III, and each shall give reasonable and good faith consideration to any comments made by the other parties and their counsel. To the extent not prohibited by Law, each of GSR III and the Terra Entities shall provide the other parties and their counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Registration Statement or Solicitation Documents promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response of such party to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the other parties or their counsel in any discussions or meetings with the SEC.

(c) Each of GSR III and the Terra Entities shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in the Proxy Statement will, at the date it is first mailed to the GSR III Shareholders and at the time of the GSR III Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements made in the Registration Statement, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, GSR III and the Terra Entities make no representation, warranty or covenant with respect to (i) statements made or incorporated by reference in the Registration Statement based on information supplied by the other party for inclusion or incorporation by reference in the Registration Statement or (ii) any projections or forecasts included in the Registration Statement.

(d) If at any time prior to the Closing any information relating to GSR III, the Terra Entities or any of their respective Subsidiaries, Affiliates, directors, managers or officers is discovered by GSR III or the Terra Entities, which is required to be set forth in an amendment or supplement to the Registration Statement, so that such document would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements made in such document, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the GSR III Shareholders.

(e) Financial Statements of New TopCo. In accordance with current SEC practice, New TopCo will have audited and interim financial statements prepared for inclusion in the Registration Statement.

Section 8.3 Shareholders’ Meeting and Approvals

(a) GSR III Shareholder Approval. GSR III shall (a) as promptly as practicable in compliance with applicable Law, (i) cause the Proxy Statement to be disseminated to holders of GSR III Ordinary Share in compliance with applicable Law, (ii) duly (1) establish a record date for, (2) call and give notice of and (3) convene and hold a meeting of its shareholders (the “GSR III Shareholders’ Meeting”) in accordance with the GSR III Governing Documents (for the purposes of obtaining the GSR III Shareholder Approval) and applicable Nasdaq listing rules for a date no later than 90 Business Days following the date the definitive Proxy Statement is disseminated to holders of GSR III Ordinary Shares, and (iii) solicit proxies from the holders of GSR III Ordinary Shares to vote in favor of each of the Transaction Proposals, and (b) provide its shareholders with the opportunity to elect to effect a GSR III Share Redemption. GSR III shall, through its Board of Directors, recommend to its shareholders each of the following: (A) the adoption and approval of this Agreement and the transactions contemplated thereby (the “Business Combination Proposal”), (B) adoption, authorization and approval of the Merger, along with the Plan of Merger and the Merger Documents and the transactions contemplated thereby (the “Merger Proposal”), and (C) adoption and approval of any other proposals as either the SEC or Nasdaq (or the respective staff members thereof) may indicate are necessary in its comments to the Registration Statement or in correspondence related thereto, and of any other proposals reasonably agreed by GSR III and the Terra Entities as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements (such proposals in clauses (A) through (C) together, the “Transaction Proposals”). The Board of Directors of GSR III shall not withdraw, amend, qualify or modify its recommendation to the shareholders of GSR III that they vote in favor of the Transaction Proposals. To the fullest extent permitted by applicable Law, (x) GSR III agrees to establish a record date for, duly call, give notice of, convene and hold the GSR III Shareholders’ Meeting and submit for approval the Transaction Proposals and (y) GSR III agrees that if the GSR III Shareholder Approval shall not have been obtained at any such GSR III Shareholders’ Meeting, then GSR III shall promptly continue to take all such necessary actions, including the actions required by this Section 8.3(a), and hold additional GSR III Shareholders’ Meetings in order to obtain the GSR III Shareholder Approval. GSR III may only adjourn the GSR III Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the GSR III Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that GSR III has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by shareholders of GSR III prior to the GSR III Shareholders’ Meeting and (iv) if the holders of GSR III Class A Ordinary Shares have elected to redeem a number of GSR III Class A Ordinary Shares as of such time that would reasonably be expected to result in the condition set forth in Section 9.1 not being satisfied; provided, that the GSR III Shareholders’ Meeting (x) may not be adjourned to a date that is more than 90 days after the date for which the GSR III Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) is held no later than three Business Days prior to the Agreement End Date.

(b) GSR III agrees that it shall provide the holders of GSR III Ordinary Shares the opportunity to elect redemption of such shares of GSR III Ordinary Shares in connection with the GSR III Shareholders’ Meeting as required by the GSR III Governing Documents.

(c) Terra MergerCo Approval. As promptly as reasonably practicable following the formation of Terra MergerCo, in accordance with the terms and subject to the conditions of all applicable Governing Documents, PubCo, as the sole Member of Terra MergerCo, shall approve and adopt this Agreement and the Ancillary Agreements to which Terra MergerCo is or will be a party and the transactions contemplated hereby and thereby (including the Merger).

(d) Conversion Approval. As promptly as reasonably practicable following the Contribution, and in any event within 120 days thereafter, in accordance with the terms and subject to the conditions of the applicable Governing Documents, New TopCo shall cause a meeting of New TopCo’s quotaholders to adopt resolutions required under applicable Law to approve the Conversion and any other proposals as necessary or appropriate in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements. At all times from the date of this Agreement through the Closing, New TopCo shall recommend that its quotaholders approve all matters described in the prior sentence.

Section 8.4 Tax Matters.

(a) The Terra Entities shall cause the Terra Pre-Closing Restructuring to be consummated prior to the Closing.

(b) The Terra Entities (i) shall cause New Topco to timely file U.S. Internal Revenue Service Form 8832 electing as of the date of its formation to be classified for U.S. federal income tax purposes as (A) an entity disregarded as separate from its owner if New TopCo has one owner on the date of its formation or (B) a partnership if New TopCo has more than one owner on the date of its formation and (ii) shall not take any action (or fail to take any action) that causes New TopCo to be classified as other than a partnership for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3(f)(2) from the date of the Contribution until the date of the Conversion.

(c) The parties intend that the Conversion be treated as a change in tax classification from a partnership to an association taxable as a corporation for U.S. federal income tax purposes as described in Treasury Regulations Section 301.7701-3(g)(1)(i).

(d) Each party agrees to act in good faith, consistent with the Intended U.S. Tax Treatment, and use reasonable best efforts to cause the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing), to qualify for the Intended U.S. Tax Treatment.

(e) Each party agrees that it (i) shall not knowingly take any action, or fail to take any action, that would reasonably be expected to prevent, impair or impede the Intended U.S. Tax Treatment, (ii) shall report the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing) in accordance with the Intended U.S. Tax Treatment and (iii) shall not take any position inconsistent with (whether in audits, Tax Returns or otherwise), such treatment unless required to do so pursuant to a “determination” (within the meaning of Section 1313(a) of the Code). Each party shall reasonably cooperate with each other and shall use reasonable best efforts to promptly notify the other party in writing if, before the Closing Date, such party knows or has reason to believe that the Conversion or the Merger may not qualify for the Intended U.S. Tax Treatment.

(f) For the avoidance of doubt, the foregoing paragraphs (d) and (e) shall not be interpreted to prevent a party from reporting the transactions pursuant to other applicable non-recognition provisions of the Code, including Section 368 of the Code, to the extent any such position does not conflict with the qualification of the Terra Pre-Closing Restructuring and the Merger taken together with other relevant transactions (including any Transaction Financing that is an equity financing), for the Intended U.S. Tax Treatment. In such case, the parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulations Sections 1.368-2(g) and 1.368-3(a), for purposes of Sections 354, 361 and 368 of the Code and the Treasury Regulations thereunder.

(g) The parties acknowledge that any direct or indirect holder of GSR III Ordinary Shares or New TopCo Quotaholder who is a “five-percent transferee shareholder” (within the meaning of Treasury Regulations Section 1.367(a)-3(c)(5)(ii)) of PubCo following the Conversion and the Merger (a “PubCo 5% Shareholder”) may enter into (and cause to be filed with the Internal Revenue Service) a GRA. Upon the written request of any PubCo 5% Shareholder made following the Closing Date, PubCo shall (i) furnish to such PubCo 5% Shareholder such information as such PubCo 5% Shareholder reasonably requests in connection with such PubCo 5% Shareholder’s preparation of a GRA and any necessary Tax forms with respect thereto during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, and (ii) provide such PubCo 5% Shareholder with the information reasonably requested by such PubCo 5% Shareholder for purposes of such PubCo 5% Shareholder’s tax compliance during the period in which such GRA is in place under Treasury Regulations Section 1.367(a)-8, including for purposes of determining whether there has been a gain “triggering event” (within the meaning of Treasury Regulations Section 1.367(a)-8) under the terms of such PubCo 5% Shareholder’s GRA. Each of the parties shall, and shall cause their affiliates to, operate in a manner so as not to cause a triggering event.

(h) If, in connection with the preparation and filing of the Registration Statement, a Tax opinion is required to be prepared and submitted, GSR III and the Terra Entities shall use reasonable best efforts to deliver customary Tax representation letters (not to be inconsistent with this Agreement), dated and executed as of the date the Registration Statement shall have been declared effective by the SEC, or such other date(s) as reasonably determined by the Tax counsel providing such opinion in connection with the preparation and filing of the Registration Statement. To the extent a Tax opinion with respect to the treatment of GSR III or GSR III Shareholders is being requested or required by the SEC, Latham & Watkins LLP shall (upon receipt of customary Tax representation letters reasonably satisfactory to such counsel) provide such Tax opinion (or, if applicable, to explain why it is not able to provide such opinion). To the extent a Tax opinion with respect to the treatment of PubCo or holders of PubCo Ordinary Shares is being requested or required by the SEC, Loeb & Loeb LLP shall (upon receipt of customary Tax representation letters reasonably satisfactory to such counsel) provide such Tax opinion (or, if applicable, to explain why it is not able to provide such opinion).

Section 8.5 Section 16 Matters. Prior to the Closing, each of the Terra Entities and GSR III shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of the equity interests of GSR III or the Terra Entities (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the Transactions by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the Transactions to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.6 Equity Plan. Prior to the Closing Date, PubCo shall approve and adopt the incentive equity proposal in the form mutually agreed upon between Terra OpCo and GSR III, subject to PubCo shareholder approval to the extent required by applicable Laws (the “Incentive Equity Plan”). The Incentive Equity Plan will provide for awards of PubCo Ordinary Share with a total pool of shares equal to the sum of 10% of the number of shares of PubCo Ordinary Share outstanding as of immediately after the Closing (the “Incentive Equity Plan Share Reserve”) and will include an “evergreen” provision that is mutually agreeable to GSR III and Terra OpCo that will provide for an automatic increase on the first day of each fiscal year in the number of shares available for issuance under the Incentive Equity Plan as mutually determined by to GSR III and Terra OpCo. As soon as practicable following the expiration of the 60-day period following the date on which PubCo has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, PubCo shall file an effective registration statement on Form S-8 (or other applicable form) with respect to PubCo Ordinary Share issuable under the Incentive Equity Plan, and PubCo shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained in such registration statement(s)) for so long as awards granted pursuant to the Incentive Equity Plan remain outstanding.

Section 8.7 Further Action; Reasonable Best Efforts.

(a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, appropriate action, and to do, or cause to be done, such things as are necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, including, without limitation, using its reasonable best efforts to obtain all permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to contracts with the Terra Entities as set forth in Section 4.5 necessary for the consummation of the Transactions and to fulfill the conditions to the Terra Pre-Closing Restructuring and the Merger. In case, at any time after the Merger Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers and directors of each party shall use their reasonable best efforts to take all such action.

(b) Each of the parties shall keep each other apprised of the status of matters relating to the Transactions, including promptly notifying the other parties of any communication it or any of its affiliates receives from any Governmental Authority relating to the matters that are the subject of this Agreement and permitting the other parties to review in advance, and to the extent practicable consult about, any proposed communication by such party to any Governmental Authority in connection with the Transactions. No party to this Agreement shall agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry unless it consults with the other parties in advance and, to the extent permitted by such Governmental Authority, gives the other parties the opportunity to attend and participate at such meeting. Subject to the terms of the Confidentiality Agreement, the parties will coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other parties may reasonably request in connection with the foregoing. Subject to the terms of the Confidentiality Agreement, the parties will provide each other with copies of all material correspondence, filings or communications, including any documents, information and data contained therewith, between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement and the Transactions. No party shall take or cause to be taken any action before any Governmental Authority that is inconsistent with or intended to delay its action on requests for a consent or the consummation of the Transactions.

Section 8.8 PubCo Nasdaq Listing. Prior to the Closing, each of GSR III and the Terra Entities shall use their respective reasonable best efforts to, in consultation with one another, to (a) cause the PubCo Ordinary Shares issuable in accordance with this Agreement, including the Conversion and the Merger, to be approved for listing on Nasdaq, including by submitting an initial listing application with Nasdaq (the “Listing Application”) with respect to such shares, as promptly as reasonably practicable after the date of this Agreement, and in any event prior to the Merger Effective Time, subject to official notice of issuance thereof, and (b) satisfy any of PubCo’s applicable initial listing requirements of Nasdaq. Each of GSR III and the Terra Entities shall use reasonable best efforts to, and shall use reasonable best efforts to cause their respective Representatives to, cooperate with the Terra Entities and its Representatives or GSR III and its Representatives, as the case may be, in connection with the foregoing provisions of this Section 8.8 to, including without limitation, (i) with respect to GSR III seek shareholders to enter into non-redemption agreements, (ii) cause the Listing Application, when filed, to comply in all material respects with all legal requirements applicable thereto, (iii) respond as promptly as reasonably practicable to and resolve all comments received from Nasdaq or its staff concerning the Listing Application, and (iv) have the Listing Application approved by Nasdaq as promptly as practicable after such filing, and as may otherwise be reasonably requested by GSR III or the Terra Entities, as appliable.

Article IX
CONDITIONS TO OBLIGATIONS

Section 9.1 Conditions to Obligations of GSR III and the Terra Entities. The obligations of GSR III and the Terra Entities to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a) The GSR III Shareholder Approval, Terra MergerCo shareholder approval and PubCo shareholder approval shall have been obtained;

(b) All approvals or consents, and all waiting or other periods, or extensions of the foregoing, under the Laws set forth and described on Section 9.1(b) of the Terra Disclosure Letter (collectively, the “Regulatory Approvals”) shall have been obtained or have expired or been terminated, as applicable; and any agreement with the Federal Trade Commission, Department of Justice or other applicable Governmental Authority not to consummate the transaction contemplated hereby under any Antitrust Laws shall have expired or been terminated;

(c) No Governmental Authority of competent jurisdiction shall have issued or entered any Governmental Order, and no Law shall have been enacted or promulgated, that is in effect and prohibits or otherwise prevents the Transactions;

(d) The Terra Pre-Closing Restructuring shall have been consummated prior to the Closing in all material respects in accordance with the Terra Pre-Closing Restructuring Plan;

(e) GSR III Available Cash shall be no less than $25,000,000 as immediately prior to the Closing;

(f) As of immediately prior to Closing, GSR III shall have net tangible assets of at least $5,000,001; and

(g) The PubCo Ordinary Shares (as set forth in Section 8.8) shall have been approved for listing on Nasdaq.

(h) The Registration Statement shall have been declared effective by the SEC under the Securities Act. No stop order suspending the effectiveness of the Registration Statement shall be in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement shall have been initiated or be threatened by the SEC.

Section 9.2 Conditions to Obligations of GSR III. The obligations of GSR III to consummate, or cause to be consummated, the Transactions at the Closing are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by GSR III:

(a) the representations and warranties contained in Section 4.1 (Company Organization), Section 4.3 (Due Authorization) and Section 4.25 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 4.6 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of the Terra Entities and their respective Subsidiaries contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Terra Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speaks as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, a Terra Material Adverse Effect; provided, that for purposes of this Section 9.2(a), no Event that is contemplated by the Transactions, including the Terra Pre-Closing Restructuring Plan or any Transaction Financing, shall be deemed to constitute an inaccuracy in or breach of any such representations and warranties;

(b) each of the covenants of the Terra Entities and their respective Subsidiaries to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall not have occurred any Terra Material Adverse Effect;

(d) a Terra Entity shall have entered into an employment agreement with each of the Key Employees, in each case, in form and substance that is reasonably acceptable to GSR III and such agreements shall not have been revoked;

(e) the Governing Documents of PubCo, which are intended to govern its affairs post-Merger, shall be in form and substance that is reasonably acceptable to GSR III in all material respects; and

(f) GSR III shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(b).

Section 9.3 Conditions to the Obligations of the Terra Entities. The obligation of the Terra Entities to consummate, or cause to be consummated, the Transactions at the Closing is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Terra Entities:

(a) the representations and warranties contained in Section 5.1 (Company Organization), Section 5.2 (Due Authorization), Section 5.11 (Trust Account) and Section 5.18 (Brokers’ Fees) shall each be true and correct in all material respects as of the Closing Date as though made on the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. The representation and warranty in Section 5.5 (Capitalization) shall be true and correct in all respects other than de minimis inaccuracies as of the Closing Date, except to the extent that any such representation and warranty expressly speaks as of an earlier date, in which case such representation and warranty shall be true and correct as of such earlier date. Each of the other representations and warranties of GSR III contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “GSR III Material Adverse Effect” or other similar materiality qualification set forth in such representation and warranty) as of the Closing Date, except to the extent that any such representations and warranties expressly speak as to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date, except for, in each case, inaccuracies or omissions that individually or in the aggregate, has not had, and would not reasonably be expected to have, an GSR III Material Adverse Effect;

(b) each of the covenants of GSR III to be performed as of or prior to the Closing shall have been performed in all material respects;

(c) there shall not have occurred any GSR III Material Adverse Effect; and

(d) Terra OpCo shall have received each of the agreements, instruments, certificates, and other documents set forth in Section 2.7(a).

Article X
TERMINATION/EFFECTIVENESS

Section 10.1 Termination. This Agreement may be terminated and the Transactions abandoned:

(a) by mutual written consent of Terra OpCo and GSR III;

(b) by written notice from Terra OpCo or GSR III to the other if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Transactions illegal or otherwise preventing or prohibiting consummation of the Transactions;

(c) by written notice from Terra OpCo to GSR III if the GSR III Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the GSR III Shareholders’ Meeting duly convened for such purpose or at any adjournment or postponement of such meeting;

(d) prior to the Closing, by written notice to Terra OpCo from GSR III if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Terra Entities set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Terra Entities through the exercise of their respective reasonable best efforts, then, for a period of up to 20 days after receipt by Terra OpCo of notice from GSR III of such breach (the “Terra Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Terra Cure Period, or (ii) the Closing has not occurred on or before December 31, 2025 (the “Agreement End Date”), unless GSR III is then in material breach of this Agreement; or

(e) prior to the Closing, by written notice to GSR III from Terra OpCo if (i) there is any breach of any representation, warranty, covenant or agreement on the part of GSR III set forth in this Agreement, such that the conditions specified in Section 9.3(a) or Section 9.3(b) would not be satisfied at the Closing (a “Terminating GSR III Breach”), except that, if any such Terminating GSR III Breach is curable by GSR III through the exercise of its reasonable best efforts, then, for a period of up to 20 days after receipt by GSR III of notice from Terra OpCo of such breach (the “GSR III Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating GSR III Breach is not cured within the GSR III Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless any of the Terra Entities is then in material breach of this Agreement.

Section 10.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party to this Agreement or its respective Affiliates, officers, directors or stockholders, shareholders, other than liability of the Terra Entities or GSR III, as the case may be, for any fraud or willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

Article XI
MISCELLANEOUS

Section 11.1 Trust Account Waiver. Each of the Terra Entities acknowledges that GSR III is a blank check company with the powers and privileges to effect a Business Combination. Each of the Terra Entities further acknowledges that, as described in the prospectus dated November 7, 2024 (the “Prospectus”) available at www.sec.gov, substantially all of GSR III assets consist of the cash proceeds of GSR III’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a trust account for the benefit of GSR III, certain of its public shareholders and the underwriters of GSR III’s initial public offering (the “Trust Account”). Each of the Terra Entities acknowledges that it has been advised by GSR III that, except with respect to interest earned on the funds held in the Trust Account that may be released to GSR III to pay its Tax, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if GSR III completes the transaction which constitutes a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if GSR III fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to GSR III in limited amounts to permit GSR III to pay the costs and expenses of its liquidation and dissolution, and then to GSR III’s public shareholders; and (c) if GSR III holds a shareholder vote to amend GSR III’s amended and restated memorandum and articles of association (i) to modify the substance or timing of the obligation to redeem 100% of GSR III Ordinary Share (prior to the Closing) if GSR III fails to complete a Business Combination within the allotted time period or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial business combination activity, then for the redemption of any GSR III Ordinary Share (prior to the Closing) properly tendered in connection with such vote. For and in consideration of GSR III entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, each of the Terra Entities, on behalf of themselves and their respective Affiliates, hereby agrees that it does not now have and shall not at any time hereafter have, and irrevocably waives any right, title, interest or claim of any kind it or any of its respective Affiliates have or may have in the future, in or to any monies in the Trust Account or distributions therefrom and further agrees not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, arising out of, this Agreement and any negotiations, Contracts or agreements with GSR III or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability. Each of the Terra Entities agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by GSR III to induce GSR III to enter in this Agreement, and each of the Terra Entities further intends and understands such waiver to be valid, binding and enforceable against such party and each of its Affiliates under applicable Law. Notwithstanding the foregoing, (x) nothing in this Section 11.1 shall serve to limit or prohibit the Terra Entities’ right to pursue a claim against GSR III for legal relief against monies or other assets held outside the Trust Account (other than distributions therefrom directly or indirectly to GSR III’s public shareholders), for specific performance or other equitable relief in connection with the consummation of the Transactions (including a claim for GSR III to specifically perform its obligations under this Agreement and the Trust Agreement so long as such claim would not affect GSR III’s ability to fulfill its obligation to effectuate the GSR III Share Redemptions) and (y) nothing in this Section 11.1 shall serve to limit or prohibit any claims that any of the Terra Entities may have in the future against GSR III’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds, but excluding distributions from the Trust Account directly or indirectly to GSR III’s public shareholders).

Section 11.2 Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers or other Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties to this Agreement, (b) waive any inaccuracies in the representations and warranties (of another party to this Agreement) that are contained in this Agreement or (c) waive compliance by the other parties to this Agreement with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3 Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service, or (iv) when delivered by email during normal business hours (in each case in this clause (iv), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a) If to the Terra Entities, to:

Terra Innovatum

Via Matteo Trenta 117

Lucca, Italy

Attention: Alessandro Petruzzi, CEO

Email: a.petruzzi@terrainnovatum.com

with copies (which shall not constitute notice) to:

Loeb & Loeb LLP

345 Park Avenue

New York, NY 10154

Attention: Mitchell S. Nussbaum

Email: mnussbaum@loeb.com

(b) If to the GSR III, to:

GSR III Acquisition Corp.

5900 Balcones Drive, Suite 100

Austin, TX 78731

Attention: Co-Chief Executive Officers

Email: gus@gsrmet.com; lew@gsrmet.com

with copies (which shall not constitute notice) to:

Latham & Watkins LLP

10250 Constellation Blvd., Suite 1100

Los Angeles, CA 90067

Attention: Steven Stokdyk; Brian Duff

Email: Steven.Stokdyk@lw.com; Brian.Duff@lw.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4 Assignment. No party shall assign this Agreement or any part of this Agreement without the prior written consent of the other parties to this Agreement and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns.

Section 11.5 Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to (a) confer upon or give any Person (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Terra Entities, or any participant in any Terra Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary of such Person)), other than the parties to this Agreement, any right or remedies under or by reason of this Agreement, (b) establish, amend or modify any employee benefit plan, program, policy, agreement or arrangement or (c) limit the right of GSR III, the Terra Entities or their respective Affiliates to amend, terminate or otherwise modify any Terra Benefit Plan or other employee benefit plan, policy, agreement or other arrangement following the Closing at any time; provided, however, that the D&O Indemnified Parties (and their successors, heirs and representatives) are intended third-party beneficiaries of, and may enforce, Section 6.7(a)-(d), and the Terra Non-Recourse Parties and the GSR III Non-Recourse Parties (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.18.

Section 11.6 Expenses. Except as otherwise set forth in this Agreement, each party shall be responsible for and pay its own expenses incurred in connection with this Agreement and the Transactions, including all fees of its legal counsel, financial advisers and accountants; provided that if the Closing shall occur, GSR III shall pay or cause to be paid, in accordance with Section 2.8, the GSR III Transaction Expenses and the Terra Transaction Expenses. For the avoidance of doubt, any payments to be made (or to cause to be made) by GSR III shall be paid upon the Closing and release of proceeds from the Trust Account.

Section 11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the law of any jurisdiction other than the State of New York (except that the Companies Act shall apply to the Merger and Italian and Dutch law shall apply to the Conversion and the transactions contemplated by Section 2.2(h), as applicable).

Section 11.8 Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts (including by electronic mail or in .pdf), and by different parties in separate counterparts, with the same effect as if all parties had signed the same document, but all of which together shall constitute one and the same instrument.

Section 11.9 Terra Entities and GSR III Disclosure Letters. The Terra Disclosure Letter and the GSR III Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) referenced in this Agreement are a part of this Agreement as if fully set forth in this Agreement. All references in this Agreement to the Terra Disclosure Letter and/or the GSR III Disclosure Letter (including, in each case, any section of the applicable Disclosure Letter) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section of the applicable Disclosure Letter, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10 Entire Agreement. (a) This Agreement (together with the Terra Disclosure Letter and the GSR III Disclosure Letter), (b) the Confidentiality Agreement, dated as of November 21, 2024, between GSR III and Terra OpCo (the “Confidentiality Agreement”), (c) the Registration Rights Agreement, and (d) the Sponsor Support Agreement (clauses (b) through (d), collectively with all other agreements contemplated hereby or thereby, including in connection with the Terra Pre-Closing Restructuring, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the Transactions and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties or any of their respective Subsidiaries relating to the Transactions. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the Transactions exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11 Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12 Publicity.

(a) All press releases or other public communications relating to the Transactions, and the method of the release for publication of such press releases or other public communications, shall prior to the Closing be subject to the prior mutual approval of GSR III and Terra OpCo, which approval shall not be unreasonably withheld, conditioned or delayed by any party; provided that no party shall be required to obtain consent pursuant to this Section 11.12(a) to the extent any proposed release or statement is substantially equivalent to the information that has previously been made public without breach of the obligation under this Section 11.12(a).

(b) The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its reasonable best efforts to consult with the other party in advance as to its form, content and timing.

Section 11.13 Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained in this Agreement is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any such provision that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14 Waiver of Jury Trial. EACH PARTY HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT TO TRIAL BY JURY OF ANY PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION (I) ARISING UNDER THIS AGREEMENT OR UNDER ANY ANCILLARY AGREEMENTS OR (II) IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES IN RESPECT OF THIS AGREEMENT OR ANY ANCILLARY AGREEMENTS OR ANY OF THE TRANSACTIONS RELATED HERETO OR THERETO OR ANY FINANCING IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN EACH CASE, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER IN CONTRACT, TORT, EQUITY, OR OTHERWISE. EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH PROCEEDING, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY AND THAT THE PARTIES MAY FILE AN ORIGINAL COUNTERPART OF A COPY OF THIS AGREEMENT WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE PARTIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.14.

Section 11.15 Arbitration. Each of the Parties irrevocably and unconditionally agrees that any Proceeding based upon, arising out of or related to this Agreement, any Ancillary Agreements or any of the transactions contemplated hereby or thereby (each a “Related Proceeding”) shall be finally resolved by binding arbitration in accordance with the Swiss Rules of International Arbitration of the Swiss Centre (the “Rules”) in force on the date on which the Notice of Arbitration is submitted in accordance with those Rules. The arbitral tribunal shall be composed of three arbitrators, appointed in accordance with the Rules. The seat of the arbitration shall be in New York, New York. Each arbitrator must be (a) an attorney with significant experience with complex cross-border commercial transactions with appropriate experience in New York contract law and (b) neutral and independent of each Party. The arbitrators may enter a default decision against any Party who fails to participate in the arbitration proceedings with respect to any Related Proceeding. The language of the proceeding shall be English. The decision of the arbitrators on the points in dispute will be final, unappealable and binding, and judgment on the award may be entered in any court having jurisdiction thereof. The Parties and the arbitrators will keep confidential, and will not disclose to any Person, except the Parties’ respective Representatives (who shall keep any such information confidential as provided in this sentence), or as may be required by applicable Law or any Order of a Governmental Entity of competent jurisdiction, the existence of any Related Proceeding under this Section 11.15, the referral of any such Related Proceeding to arbitration or the status or resolution thereof. The initiation of any Related Proceeding pursuant to this Section 11.15 will toll the applicable statute of limitations for the duration of any such Related Proceeding.

Section 11.16 Remedies. Except as otherwise expressly provided herein, any and all remedies provided herein will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The Parties agree that irreparable damage for which monetary damages, even if available, would not be an adequate remedy, would occur in the event that the Parties do not perform their respective obligations under the provisions of this Agreement (including failing to take such actions as are required of them hereunder to consummate the Transactions) in accordance with their specific terms or otherwise breach such provisions. It is accordingly agreed that the Parties shall be entitled to an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, in each case, without posting a bond or undertaking and without proof of damages and this being in addition to any other remedy to which they are entitled at law or in equity. Each of the Parties agrees that it will not oppose the granting of an injunction, specific performance and other equitable relief when expressly available pursuant to the terms of this Agreement on the basis that the other parties have an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or equity.

Section 11.17 Enforcement. The parties agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

Section 11.18 Non-Recourse.

(a) Solely with respect to the Terra Entities and GSR III, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the Transactions may only be brought against, the Terra Entities and GSR III as named parties to this Agreement; and

(b) Except to the extent a Person is a party to this Agreement (and then only to the extent of the specific obligations undertaken by such party to this Agreement), (i) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative of the Terra Entities (each, a “Terra Non-Recourse Party”) or GSR III (each, a “GSR III Non-Recourse Party”) and (ii) no past, present or future director, officer, employee, incorporator, member, partner, shareholder, Affiliate, agent, attorney, advisor or representative of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Terra Entities or GSR III under this Agreement for any claim based on, arising out of, or related to this Agreement or the Transactions.

(c) For the avoidance of doubt, the Sponsor shall not have any obligations under this Agreement.

Section 11.19 Non-Survival of Representations, Warranties and Covenants. Except as otherwise contemplated by Section 10.2, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect of such provisions), except for (a) those covenants and agreements contained in this Agreement that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Section 11.19.

Section 11.20 Conflicts and Privilege.

(a) GSR III and the Terra Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among GSR III and/or Sponsor, on the one hand, and the Terra Entities, on the other hand, any legal counsel (including Latham & Watkins LLP) that represented GSR III and/or Sponsor prior to the Closing may represent Sponsor in such dispute even though the interests of Sponsor may be directly adverse to GSR III, and even though such counsel may have represented GSR III in a matter substantially related to such dispute, or may be handling ongoing matters for GSR III and/or Sponsor. Notwithstanding the foregoing, any privileged communications or information shared by the Terra Entities prior to the Closing with GSR III or Sponsor (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Terra Entities following the Closing.

(b) GSR III and the Terra Entities hereby agree that, in the event a dispute with respect to this Agreement or the Transactions arises after the Closing between or among the Terra Designated Directors, on the one hand, and the Terra Entities and/or GSR III, on the other hand, any legal counsel (including Loeb & Loeb LLP) that represented the Terra Designated Directors and/or the Terra Entities prior to the Closing may represent the Terra Designated Directors in such dispute even though the interests of the Terra Designated Directors may be directly adverse to GSR III and/or the Terra Entities, and even though such counsel may have represented GSR III and/or the Terra Entities in a matter substantially related to such dispute, or may be handling ongoing matters for GSR III, the Terra Entities and/or the Terra Designated Directors. GSR III and the Terra Entities further agree that, as to all legally privileged communications prior to the Closing between or among any legal counsel (including Loeb & Loeb LLP) that represented the Terra Designated Directors and/or the Terra Entities prior to the Closing and any one or more such Persons that relate in any way to the Transactions, the attorney/client privilege and the expectation of client confidence belongs to the Terra Designated Directors and may be controlled by such Terra Designated Directors, and shall not pass to or be claimed or controlled by GSR III (after giving effect to the Closing) or the Terra Entities; provided that the Terra Designated Directors shall not waive such attorney/client privilege other than to the extent they determine appropriate in connection with the enforcement or defense of their respective rights or obligations existing under this Agreement. Notwithstanding the foregoing, any privileged communications or information shared by GSR III prior to the Closing with the Terra Designated Directors (in any capacity) under a common interest agreement shall remain the privileged communications or information of the Terra Entities following the Closing.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

GSR III ACQUISITION CORP.

By:	/s/ Gus Garcia
	Name:	Gus Garcia
	Title:	Co-Chief Executive Officer
Location: Austin, Texas

IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

TERRA INNOVATUM S.R.L.

By:	/s/ Alessandro Petruzzi
	Name:	Alessandro Petruzzi
	Title:	Chief Executive Officer